As filed with the Securities and Exchange Commission on August 12, 2022

Registration No. 333-264878

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-3/A

(Amendment No. 2)

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AMBOW EDUCATION HOLDING LTD.

(Exact name of registrant as specified in its charter)

Cayman Islands (State or other jurisdiction of incorporation or organization)	Not Applicable (I.R.S. Employer Identification Number)

12th Floor, Tower 1, Financial Street,
Chang’an Center, Shijingshan District, Beijing
100043
People’s Republic of China
Telephone: +86 (10) 6206-8000

(Address and telephone number of registrant’s principal executive offices)

C T Corporation System

111 Eighth Avenue

New York, New York 10011

(212) 894-8940

(Name, address and telephone number of agent for service)

with a copy to:

Mitchell S. Nussbaum
Lawrence Venick
Loeb & Loeb LLP
345 Park Avenue
New York, NY 10154
(212) 407-4000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the post-effective amendment to registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated August 12, 2022

PROSPECTUS

$100,000,000

ADSs
Ordinary Shares
Preferred Shares
Warrants
Subscription Rights
Debt Securities
Units

We may offer Class A ordinary shares of par value $0.003 per share, including Class A ordinary shares represented by American depositary shares, or ADSs (with each ADS representing two Class A ordinary shares), preferred shares of par value $0.003 per share, warrants, subscription rights, debt securities and/or units from time to time. When we decide to sell securities, we will provide specific terms of the offered securities, including the offering prices of the securities, in a prospectus supplement. The securities offered by us pursuant to this prospectus will have an aggregate public offering price of up to $100,000,000.

The securities covered by this prospectus may be offered and sold from time to time in one or more offerings, which may be through one or more underwriters, dealers and agents, or directly to the purchasers. The names of any underwriters, dealers or agents, if any, will be included in a supplement to this prospectus.

This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in one or more supplements to this prospectus. A prospectus supplement may also add, update or change information contained in this prospectus.

Our ADSs are traded on the NYSE American under the symbol “AMBO”. As of August 8, 2022, the last reported sale price for our ADSs was $0.441 per ADS. As of that date, the aggregate market value of our outstanding voting and non-voting common equity held by non-affiliates was approximately $4,673,509 based on 47,481,352 shares of our outstanding Class A ordinary shares, of which approximately 21,195,052 shares were held by non-affiliates. Pursuant to General Instruction I.B.5. of Form F-3, in no event will we sell the securities covered hereby in a public primary offering with a value exceeding more than one-third of the aggregate market value of our voting and non-voting common equity held by non-affiliates in any 12-month period so long as the aggregate market value of our outstanding voting and non-voting common equity held by non-affiliates remains below $75,000,000. During the 12 calendar months prior to and including the date of this prospectus, we have not offered or sold any securities pursuant to General Instruction I.B.5 of Form F-3.

Under our Sixth Amended and Restated Memorandum and Articles of Association, our authorized share capital is $230,000 divided into 66,666,667 Class A ordinary shares of a nominal or par value of $0.003 each and 8,333,333 Class C ordinary shares of a nominal or par value of $0.003 each with 1,666,667 preferred shares of a nominal or par value of $0.003 each. Dr. Jin Huang, our Chairman and Chief Executive Officer, is the beneficial owner of all of the issued and outstanding Class C ordinary shares.

Our Class A ordinary shares and Class C ordinary shares have identical rights, except for the special voting and conversion rights described below:

•       Voting rights — Each Class A ordinary share is entitled to one vote and each Class C ordinary share is entitled to ten votes on all matters upon which the ordinary shares are entitled to vote, including the election of directors.

•       Conversion rights attaching to shares — Each Class C ordinary share is convertible into one Class A ordinary share at any time by the holder thereof without payment of additional consideration. Class A ordinary shares are not convertible under any circumstances. If at any time Dr. Huang and her affiliates collectively own less than 5% of the total number of the issued and outstanding Class C ordinary shares, each issued and outstanding Class C ordinary share shall be automatically and immediately converted into one share of Class A ordinary shares without payment of additional consideration and no Class C ordinary shares shall thereafter be issuable by us.

For a complete description of our share capital see “Description of ADSs and Class A Ordinary Shares” on page 29.

Investing in our securities involves a high degree of risk. Please carefully consider the “Risk Factors” in Item 3(D) of our most recent Annual Report on Form 20-F incorporated by reference in this prospectus, the “Risk Factors” beginning on page 17 of this prospectus, and in any applicable prospectus supplement, for a discussion of the factors you should consider carefully before deciding to purchase these securities and consider the following:

Ambow Education Holding Ltd. (“Ambow”) is not an operating company incorporated in China, but rather a Cayman Islands holding company with no equity ownership in the consolidated variable interest entities (“VIEs”). Ambow does not conduct business operations directly, but through Ambow’s PRC and Hong Kong subsidiaries and the consolidated VIEs, with which Ambow’s PRC and Hong Kong subsidiaries have maintained contractual arrangements and their respective subsidiaries. Beijing Ambow Shengying Education and Technology Co., Ltd. (“Ambow Shengying”) and Beijing BoheLe Science and Technology Co., Ltd. (“BoheLe”), each of which is a wholly foreign owned enterprise (“WFOE”) and an indirect PRC subsidiary of Ambow, and Ambow Education Management (Hong Kong) Limited (“Ambow Education Management”), which is an indirect Hong Kong subsidiary of Ambow, have entered into a series of contractual agreements (the “VIE Agreements”) that establish the VIE structure.

As a result of the prohibitions on direct investments by foreign enterprises, we instead conduct the K-12 Schools and CP&CE Programs business in China primarily through a series of VIE Agreements among Ambow Shengying and BoheLe and one or more of the VIEs and the VIEs’ respective shareholders. Most of the VIEs’ operations are conducted in China in the education industry, over which the Chinese government exercises significant oversight and discretion. Due to PRC legal restrictions on foreign ownership in the education industry, Ambow is unable to own any equity interest in the consolidated VIEs. The VIE structure is used to provide investors with exposure to foreign investment in China-based companies where PRC laws restrict direct foreign investment in certain aspects of the education industry in which the VIEs operate. The securities offered in this prospectus are securities of Ambow. As a result, you are not directly investing in and may never hold equity interests in any VIE in China. The VIE structure involves unique risks to investors. The VIE Agreements have not been tested in a court of law and may not be effective in providing control over the VIEs as would direct equity ownership. We are subject to risks due to the uncertainty of the interpretation and application of the laws and regulations of the PRC regarding the consolidated VIEs and the VIE structure, including, but not limited to, regulatory review of overseas listing of PRC companies through a special purpose vehicle and the validity and enforcement of the contractual arrangements with the consolidated VIEs. We are also subject to the risk that the Chinese regulatory authorities could disallow the VIE structure, which could result in a material change in the operations of us, the consolidated VIEs and their subsidiaries and the value of Ambow’s securities could decline or become worthless. For a description of our corporate structure and the contractual arrangements, see pages from 2 to 5 of this prospectus. See also a detailed discussion of the risks facing Ambow and the offering as a result of the VIE structure beginning on page 17 of this prospectus.

We have evaluated the guidance in FASB ASC 810 and determined that each WFOE and Ambow Education Management is the primary beneficiary of the VIE that is party to the relevant VIE Agreements for accounting purposes, because, pursuant to the VIE Agreements, shareholders of the VIEs lack the right to receive any expected residual returns from the VIEs, shareholders of the VIEs lack the ability to make decisions about the activities of the VIEs that have a significant effect on their operation and substantially all of the VIEs’ businesses are conducted on behalf of Ambow or its subsidiaries. Such contractual arrangements are designed so that the operations of a VIE are solely for the benefit of the relevant WFOE and Ambow Education Management and, ultimately, Ambow. Ambow has direct or indirect ownership in 100% of the equity in each WFOE and Ambow Education Management. Accordingly, under U.S. GAAP, we treat the VIEs and their subsidiaries as consolidated affiliated entities and have consolidated their financial results in our financial statements. As used in this prospectus, “we,” “us,” “our company” and “our” refers to Ambow and its subsidiaries, and, in the context of describing the operations and consolidated financial information, “we, the consolidated VIEs and their subsidiaries”.

Recently, the PRC government initiated a series of regulatory actions and made a number of public statements on the regulation of business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using a VIE structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding efforts in anti-monopoly enforcement. We do not believe that we are adversely affected by these regulatory actions or statements, but because these statements and regulatory actions are new, it is highly uncertain how soon legislative or administrative regulation making bodies in China will respond to them, or what existing or new laws or regulations will be modified or promulgated, if any, or the potential impact such modified or new laws and regulations will have on the consolidated VIEs’ and their subsidiaries’ daily business operations or Ambow’s ability to accept foreign investments and remain listed on the NYSE American.

Pursuant to the Holding Foreign Companies Accountable Act (“HFCAA”), the Public Company Accounting Oversight Board (the “PCAOB”) issued a Determination Report on December 16, 2021 which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in: (1) mainland China of the People’s Republic of China because of a position taken by one or more authorities in mainland China; and (2) Hong Kong, a Special Administrative Region and dependency of the PRC, because of a position taken by one or more authorities in Hong Kong. In addition, the PCAOB’s report identified the specific registered public accounting firms which are subject to these determinations. Ambow’s registered public accounting firm, Marcum Bernstein & Pinchuk LLP, who audited our consolidated financial statements included in our most recent Annual Report on Form 20-F incorporated by reference in this prospectus, is not headquartered in mainland China or Hong Kong and was not identified in the PCAOB’s Determination Report. We do not expect any impact on the consolidated VIEs’ and their subsidiaries’ business or operations if the Accelerating HFCAA is enacted. Notwithstanding the foregoing, if at some time in the future, the PCAOB is not able to fully conduct inspections of our auditor’s work papers in China, you may be deprived of the benefits of such inspection which could result in limitation or restriction to our access to the U.S. capital markets and trading of our securities may be prohibited under the HFCAA, which would result in the delisting of our securities from the NYSE American. See “Risk Factors–Our ADSs or Ordinary Shares may be delisted under the Holding Foreign Companies Accountable Act if the PCAOB is unable to adequately inspect audit documentation located in China” on page 25.

As a holding company, Ambow may receive dividends and other distributions on equity paid by its subsidiaries for its cash and financing requirements, and its PRC WFOEs’ income in turn depends on the service fees paid by the consolidated VIEs. If any of our subsidiaries, the consolidated VIEs and their subsidiaries incurs debt on its own behalf in the future, the instruments governing such debt may restrict their ability to pay dividends or make other payments to us. However, as of the date of this prospectus, none of our PRC WFOEs and other subsidiaries has made any dividends or other distributions to Ambow, and we have not declared or paid any dividends on our shares and ADSs. In the future, cash proceeds raised from overseas financing activities, including the offering of securities under this prospectus and any related prospectus supplement, may be transferred by Ambow to our PRC WFOEs and other subsidiaries or the consolidated VIEs and their subsidiaries via capital contributions or loans, as the case may be. Amounts owed under the VIE Agreements may be returned by our PRC and/or Hong Kong subsidiaries or the consolidated VIEs and their subsidiaries through repayment of loans or payment of service fees according to exclusive business service agreements, subject to satisfaction of applicable government registration and approval requirements. To the extent cash in the business is in the PRC and/or Hong Kong or a PRC and/or Hong Kong entity, the funds may not be available to fund operations or for other use outside of the PRC and/or Hong Kong due to interventions in or the imposition of restrictions and limitations on the ability of us, our subsidiaries, or the consolidated VIEs by the PRC government to transfer cash. We do not have an established cash management policy that dictates how funds are transferred between us, our subsidiaries, WFOEs, the consolidated VIEs and their subsidiaries. We do not, at this time, intend to distribute earnings or settle amounts owed under the VIE Agreements. Beginning on page 5, please see the condensed consolidating schedules that disaggregates the operations and depicts the financial position, cash flows and results of operating for each of Ambow, WFOEs, non-VIE subsidiaries, the VIEs and their subsidiaries that are consolidated.

In addition, the Enterprise Income Tax Law and its implementation rules of the PRC provide that a withholding tax at a rate of 10% will be applicable to dividends payable by Chinese companies to non-PRC-resident enterprises unless reduced under treaties or arrangements between the PRC central government and the governments of other countries or regions where the non-PRC resident enterprises are tax resident. In addition, at the end of each fiscal year, each of our affiliated entities that are private schools in China is required to allocate a certain amount to its development fund for the construction or maintenance of the school or procurement or upgrade of educational equipment. In the case of a for-profit private school, this amount shall be no less than 10% of the audited annual net income of the school, while in the case of a non-profit private school, this amount shall be equivalent to no less than 10% of the audited annual increase in the non-restricted net assets of the school, if any. In addition, the PRC government imposes controls on the convertibility of the Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. For a more detailed discussion of the cash transfers as well as limitations on the transfer of cash please see “Distributions and Other Transfers of Cash through our Organization,” on page 9 of this prospectus.

Neither the Securities and Exchange Commission nor any state or other securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated       , 2022

3

PROSPECTUS SUMMARY

Our Mission

Our mission is to provide Better Schools, Better Jobs and Better Life to our students.

Our Business

Our business addresses three critical demands in the education market of China and the U.S.: the desire for students to be admitted into top post-secondary schools, the desire for graduates of those schools to obtain more attractive jobs and the need for schools and corporate clients to optimizing their teaching and operating environment. We offer high quality, individualized services and products through our combined online and offline delivery model powered by our proprietary technologies and infrastructure.

Our consolidated financial statements include two reportable segments, which are K-12 Schools and CP&CE Programs. The tutoring centers, training offices, career enhancement centers and college campuses are within the CP&CE Programs segment. The K-12 Schools and CP&CE Programs business in China is conducted though VIE arrangements among our PRC WFOEs, the consolidated VIEs and their respective shareholders.

We, the consolidated VIEs and their subsidiaries currently deliver a wide range of educational and career enhancement services and products through integrated offline and online channels in an interactive learning environment, powered by proprietary technology platform, enabling us to provide individualized content and learning solutions that are tailor-made to every student’s needs. We, the consolidated VIEs and their subsidiaries develop standards-based and individualized curricula with consistent high-quality across the consolidated schools, tutoring centers, career enhancement centers, training offices and career enhancement colleges.

We offer a variety of educational and career enhancement services and products to students, recent graduates, corporate employees and management professionals in China through the consolidated VIEs and their subsidiaries. The two K-12 schools provide the full-subject national curricula services for grades from K-10 to K-12, and international education programs, which are designed to prepare students to study abroad while specifically addressing their study needs in terms of both language and academics. In addition, the tutoring centers offer tutoring services that help students to perform better in school and prepare for national college entrance examination. The career enhancement services designed to assist undergraduates and recent graduates of universities and colleges to enhance their practical job skills and improve their competitive positioning in finding jobs through the physical career enhancement service networks and training offices on campus, and through online programs. The corporate training services that are designed to improve employees’ and management teams’ soft skills are typically offered in the training offices, the corporate clients’ offices or hotel conference centers etc. To support the educational and career enhancement services and products, a cloud-based learning engine is used to accommodate students’ individual learning habits and enrich their learning experience. We also offer career-oriented post-secondary educational services to undergraduates through Bay State College and NewSchool of Architecture and Design in the U.S.

Our Corporate Structure and Contractual Arrangements

The diagram below illustrates our corporate structure and contractual arrangements with respect to each of our subsidiaries and consolidated VIEs and the place of incorporation of each named entity as of June 30, 2022.

Investors in an offering of our securities under this prospectus will purchase their equity interests directly in Ambow, the Cayman Islands entity. As a result, you are not directly investing in and may never hold equity interests in any of the consolidated VIEs and their subsidiaries in China. Our subsidiaries and the consolidated VIEs included:

•	Ambow Shengying and BoheLe are PRC entities that are 100% indirectly owned by Ambow. These entities are referred to as “WFOEs.” Ambow Education Management is a Hong Kong company that is 100% indirectly owned by Ambow. Each of the foregoing have entered into VIE Agreements with one or more of the VIEs identified below.

•	Each of the following are consolidated VIEs, which include domestic PRC companies and a Taiwanese company:

1.	Shanghai Ambow Education Information Consulting Co., Ltd (“Shanghai Ambow”);
2.	Ambow Rongye Education and Technology Co., Ltd. (“Ambow Rongye”);
3.	Ambow Sihua Intelligent Technology Co., Ltd. (“Ambow Sihua”);
4.	Beijing Ambow Zhixin Education and Technology Co., Ltd. (“Ambow Zhixin”);
5.	Beijing Ambow Shida Education Technology Co., Ltd. (“Ambow Shida”);
6.	Beijing Le’an Operational Management Co., Ltd. (“Beijing Le’an”);
7.	Beijing JFR Education & Technology Co., Ltd. (“Beijing JFR”);
8.	Jinan LYZX Business Management Co., Ltd. (“Jinan LYZX”); and
9.	IValley Co., Ltd. (“IValley”), a Taiwanese company.

•	Ambow Education Inc., our wholly owned U.S. subsidiary, and its subsidiaries, Ambow NSAD Inc., Ambow BSC Inc., Bay State College and NewSchool are offshore principal operating entities. Ambow Education Ltd. and Ambow Education Management Ltd., which are our wholly owned Cayman subsidiaries, and their respective subsidiaries, and Ambow Education Group Ltd., which is our wholly owned Hong Kong subsidiary, are referred to as our “non-VIE Subsidiaries”.

VIE Contractual Arrangements

The Chinese government regulates all aspects of our business and operations, including pricing of tuition and other fees, curriculum content, standards for the operations of schools, tutoring centers, college and career enhancement centers and foreign investments in the education industry. Currently, PRC laws and regulations impose restrictions in the tutoring service sector in China. Foreign investment is banned from compulsory education, which means grades 1-9. Foreign investment is allowed to invest in after-school tutoring services. In some areas, local government authorities do not allow foreign-invested entities to establish private schools to engage in tutoring services, other than in the forms of Sino-foreign cooperative schools or international schools. Under current PRC laws, the foreign contributors of Sino-foreign cooperative schools shall be foreign educational institutions such as universities or colleges instead of foreign companies. Because Ambow is incorporated in the Cayman Islands, it is classified as a foreign enterprise under PRC laws. As a foreign company, we are not qualified to run Sino-foreign cooperative schools in China.

As a result of the prohibitions on direct investments by foreign enterprises, we instead conduct the K-12 Schools and CP&CE Programs business in China primarily through a series of VIE Agreements among Ambow Shengying and BoheLe and one or more of the consolidated VIEs and the VIEs respective shareholders. We conduct the intellectualized operational services business in China through IValley Beijing. IValley Beijing is a foreign invested entity controlled by a Taiwanese entity, IValley. IValley is operated through contractual arrangements between Ambow Education Management and its respective shareholders. As an investor in Ambow, you will not have, and we do not have any equity ownership in, direct foreign investment in, or control of, the consolidated VIEs through such ownership or investment.

The VIE Agreements that are in place consist of a (i) share pledge agreement, (ii) call option agreement, (iii) powers of attorney, (iv) loan agreement, (v) exclusive cooperation Agreement, and/or (vi) technology service agreement. Ambow has adopted the guidance of accounting for VIEs, which requires VIEs to be consolidated by the primary beneficiary of the entity. Ambow WFOEs and Ambow Education Management have entered into the VIE Agreements with the VIEs and their shareholders, which enable Ambow to (i) have power to direct activities that most significantly affect the economic performance of the VIEs, (ii) receive substantially all of the economic benefits of the VIEs that could be significant to the VIEs, and (iii) have an exclusive option to purchase all or part of the equity interests and assets in the consolidated VIEs when and to the extent permitted by PRC or Taiwan law. We have evaluated the guidance in FASB ASC 810 and determined that each WFOE and Ambow Education Management is the primary beneficiary of the VIE that is party to the relevant VIE Agreements, for accounting purposes, because, pursuant to the VIE Agreements, shareholders of the VIEs lack the right to receive any expected residual returns from the VIEs, shareholders of the VIEs lack the ability to make decisions about the activities of the VIEs that have a significant effect on their operation and substantially all of the VIEs’ businesses are conducted on behalf of Ambow or its subsidiaries. Such VIE Agreements are designed so that the operations of a VIE are solely for the benefit of the relevant WFOE and Ambow Education Management and, ultimately, Ambow. Ambow has direct or indirect ownership in 100% of the equity in each WFOE and Ambow Education Management. Accordingly, under U.S. GAAP, we treat the VIEs and their subsidiaries as consolidated affiliated entities and have consolidated their financial results in our financial statements.

Agreements That Provide Effective Contractual Control Over The Consolidated VIEs And Their Respective Subsidiaries

Ambow exercises effective contractual control over the consolidated VIEs and their respective subsidiaries by having such VIEs’ shareholders pledge their respective equity interests in these VIEs to the respective WFOE and Ambow Education Management and, through powers of attorney, entrust all the rights to exercise their voting power over these VIEs to the respective WFOE and Ambow Education Management. There is no limitation on BoheLe and Ambow Shengying’s rights to exercise the voting power over the VIEs or to obtain and dispose of the pledged equity interests in the VIEs holding the K-12 schools, tutoring centers and career enhancement centers by exercise of its call option or share pledge. BoheLe and Ambow Shengying’s rights to obtain and dispose of the pledged equity interests in the VIEs holding the K-12 schools, tutoring centers and career enhancement centers by exercise of their respective call option or share pledge are subject to BoheLe and Ambow Shengying’s designating other PRC persons or entities to acquire the pledged equity interests in order not to violate PRC laws that prohibit or restrict foreign ownership in K-12 schools and tutoring centers. Each of the WFOEs and Ambow Education Management has an exclusive option to purchase all or part of the equity interests in the consolidated VIEs and all or part of the equity interest in its subsidiaries, as well as all or part of the assets of the consolidated VIEs, in each case when and to the extent permitted by applicable PRC or Taiwan law.

Through the equity pledge arrangements, call option agreements and powers of attorney with the shareholders of VIEs, Ambow has significant impact on the operations of the consolidated VIEs, VIE’s subsidiaries and schools they operated. Specifically, Ambow can make the following decisions which most significantly affect the economic performance of the consolidated VIEs:

●    Ambow has the power to appoint the members of the consolidated VIE’s board of directors and senior management as a result of the powers of attorney;

●    Ambow is closely involved in the daily operation of the consolidated VIE via appointing management personnel such as VP and other staff to oversee the operation of the consolidated VIEs;

●    Generally, the consolidated VIE’s board of directors and senior management may (1) modify the articles of the schools / centers; (2) approve the department structure of the schools / centers, and (3) approve the division, combination, termination of the schools / centers;

●    The principals of the schools are involved in curriculum design, course delivery, hiring teachers, student recruitment, and approving school budgets and monthly spending plan; and

●    The principals sign significant contracts on behalf of the schools / training centers such as service arrangement, leasing contract etc.

Agreements that Transfer Economic Benefits to Ambow.

Ambow may receive economic benefits from the pre-tax profits of the consolidated VIEs and their respective subsidiaries in consideration for technical support, marketing and management consulting services provided by each WFOE and Ambow Education Management to its consolidated VIE’s and their respective subsidiaries. Ambow is also able to make the following decisions that enable it to receive substantially all of the economic returns from the consolidated VIEs:

●    Ambow has the exclusive right to provide management / consulting services to the consolidated VIEs. Given Ambow has the power to appoint the members of the consolidated VIE’s board of directors, Ambow has the discretion to set the service fees which enable Ambow to extract the majority of the profits from the VIEs; and

●    Ambow has the right to renew the service contracts indefinitely, which ensures Ambow will be able to extract profits on a perpetual basis.

Ambow has relied, and expects to continue to rely on the VIE Agreements with the consolidated VIEs and their respective shareholders to operate a substantial portion of the education business in China. The VIE Agreements may not be as effective in providing operational control as direct equity ownership, or other direct investment in, the VIEs. If Ambow had direct ownership of the VIEs and their respective subsidiaries, Ambow would be able to exercise rights as a shareholder to effect changes in the board of directors of the VIEs and their respective subsidiaries, which could affect changes, subject to any applicable fiduciary duties, at the management level. As a legal matter, if the consolidated VIEs or any of their respective shareholders fails to perform its or his or her respective obligations under the VIE Agreements, we may have to incur substantial costs and expend significant resources to enforce such arrangements. We may also rely on legal remedies under PRC or Taiwan law, including seeking specific performance or injunctive relief, and claiming damages, but these remedies may not be effective. For example, if the shareholders of any of the consolidated VIEs were to refuse to transfer their equity interest in such VIEs to us or our designee when we exercise the call option pursuant to these contractual arrangements, or if they were otherwise to act in bad faith toward us, then we may have to take legal action to compel them to fulfill their contractual obligations. In addition, we may not be able to renew these contracts with the consolidated VIEs and/or their respective shareholders. If the consolidated VIEs or their shareholders fail to perform the obligations secured by the pledges under the equity pledge agreements, one of the remedies for default is to require the pledgors to sell the equity interests of VIEs in an auction or sale of the shares and remit the proceeds to Ambow Shengying, BoheLe and Ambow Education Management, net of all related taxes and expenses. Such an auction or sale of the shares may not result in our receipt of the full value of the equity interests or the business of the consolidated VIEs. In addition, these contractual arrangements are governed by PRC or Taiwan law and provide for the resolution of disputes through arbitration in the PRC or Taiwan. Accordingly, these contracts would be interpreted in accordance with PRC or Taiwan law and any disputes would be resolved in accordance with PRC or Taiwan legal procedures. The legal environment in the PRC and Taiwan may not be as developed as in some other jurisdictions, such as the United States. As a result, uncertainties in the PRC and Taiwan legal system could limit our ability to enforce these contractual arrangements. In the event we are unable to enforce these contractual arrangements, we may not be able to be the primary beneficiary of the consolidated VIEs for consolidation purpose under U.S. GAAP, and our ability to consolidate the VIEs would be materially adversely affected.

If the PRC government deems that the VIE Agreements do not comply with PRC regulatory restrictions on foreign investment in the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations. Beijing Jincheng Tongda & Neal Law Firm, our PRC legal counsel, is of the opinion that (i) the ownership structure of the consolidated VIEs (excluding IValley and its subsidiaries) will not result in any violation of PRC laws currently in effect; and (ii) the VIE Agreements are valid, binding and enforceable, and will not result in any violation of PRC laws currently in effect. However, there are substantial uncertainties regarding the interpretation and application of current PRC Laws, and there can be no assurance that the PRC government will ultimately take the view that is consistent with the opinion above. Although we believe and rely on the opinion of our legal counsel that our corporate structure and VIE Agreements comply with the current applicable PRC laws and regulations, there are substantial uncertainties regarding the interpretation and application of current or future PRC laws and regulations concerning foreign investment in the PRC, and their application to and effect on the legality, binding effect and enforceability of the contractual arrangements. In particular, we cannot rule out the possibility that PRC regulatory authorities, courts or arbitral tribunals may in the future adopt a different or contrary interpretation or take a view that is inconsistent with the opinion of our PRC legal counsel. There can be no assurance that the PRC government authorities, or other authorities that regulate private education services providers and other participants in the industry, would agree that our corporate structure or any of the above VIE Agreements comply with PRC licensing, registration or other regulatory requirements, with existing policies or with requirements or policies that may be adopted in the future. PRC laws and regulations governing the validity of these contractual arrangements are uncertain and the relevant government authorities have broad discretion in interpreting these laws and regulations. As of the date of this prospectus, the VIE Agreements have not been reviewed in a court of law.

Permissions Required from the PRC Authorities for Our Operations and Listing

We conduct the K-12 Schools and CP&CE Programs business in China primarily through our PRC WFOEs, the consolidated VIEs and their subsidiaries. Our operations in China are governed by PRC laws and regulations. Under the PRC laws and regulations and related administrative requirements in effect, private schools are classified as either non-profit private schools or for-profit private schools. Non-profit private schools are required to obtain school operation licenses and certificates of registration for private non-enterprise entities. For-profit private schools are required to obtain school operation licenses and business licenses for enterprise entities. As of the date of this prospectus, all the consolidated VIEs and their respective subsidiaries, as PRC domestic entities, hold the requisite licenses and certificates as abovementioned to conduct our business in China. Given the uncertainties of interpretation and implementation of relevant laws and regulations and the enforcement practice by relevant government authorities, the consolidated VIEs and their subsidiaries may be required to obtain additional licenses, permits, filings or approvals for their business in the future. If our ownership structure and contractual arrangements are later found to be in violation of any existing or future PRC laws or regulations or we, the consolidated VIEs and their respective subsidiaries fail to receive or maintain any of the required permits or approvals, the relevant PRC regulatory authorities would have broad discretion in dealing with such violations or failures. For more detailed information, see “Risk Factors—All aspects of our business are subject to extensive regulation in China, we, the consolidated VIEs and their subsidiaries may not be in full compliance with these regulations and the ability of us, the consolidated VIEs and their subsidiaries to conduct business is highly dependent on the compliance with this regulatory framework. If the PRC government finds that the VIE Agreements that establish the structure for operating business of us, the consolidated VIEs and their subsidiaries do not comply with applicable PRC laws and regulations, we, the consolidated VIEs and their subsidiaries could be subject to severe penalties and our securities may decline in value or become worthless.” If the applicable laws, regulations, or interpretations change, we, the consolidated VIEs and their subsidiaries may be required to obtain additional licenses, permits, filings or approvals for their business and services in the future and may not be able to maintain the growth rate, and our business may be materially and adversely affected as a result. If we, the consolidated VIEs and their subsidiaries inadvertently conclude that any permissions or approvals are not required, we, the consolidated VIEs and their subsidiaries may need to adjust the business operations, which may materially and adversely affect the business and results of operation.

Furthermore, under current PRC laws, regulations and regulatory rules, we, our PRC WFOEs, the consolidated VIEs and their subsidiaries may be required to fulfill filing procedures and obtain approval from the China Securities Regulatory Commission (the “CSRC”), in connection with offering and listing in an overseas market and may be required to go through cybersecurity review by the Cyberspace Administration of China (the “CAC”). As of the date of this prospectus, none of us, our subsidiaries and PRC WFOEs, the consolidated VIEs and their subsidiaries have received any filing or compliance requirements from CSRC for the listing of Ambow at NYSE American and all of its overseas offerings; none of us, our subsidiaries and PRC WFOEs, the consolidated VIEs and their subsidiaries have received any notice from any authorities identifying us as a critical information infrastructure operators (“CIIOs”) or requiring us to go through cybersecurity review or network data security review by the CAC; nor have been required to obtain any approvals or permits from CAC. Any failure of us to fully comply with new regulatory requirements for any future offshore offering or listing may significantly limit or completely hinder our ability to continue to offer our securities, cause significant disruption to our business operations, and severely damage our reputation, which would materially and adversely affect our consolidated financial condition and results of operations and cause our securities to significantly decline in value or become worthless. For more detailed information, see “Risk Factors—CSRC has released for public consultation the draft rules for China-based companies seeking to conduct initial public offerings in foreign markets. While such rules have not yet gone into effect, the Chinese government may exert more oversight and control over offerings that are conducted overseas and foreign investment in China-based issuers, which could significantly limit or completely hinder our ability to offer or continue to offer our securities to investors and could cause the value of our securities to significantly decline or become worthless.” and “Risk Factors—Recent greater oversight by the Cyberspace Administration of China, or the “CAC,” over data security, particularly for companies seeking to list on a foreign exchange, could adversely impact our the business of us, the consolidated VIEs and their subsidiaries and investing in our securities.”

VIEs Financial Information

Set forth below is selected condensed Consolidated Statements of Operations and Cash Flows for the fiscal years ended December 31, 2019, 2020 and 2021, and selected condensed balance sheet information as of December 31, 2020 and 2021 showing financial information for Ambow, non-VIE subsidiaries, WFOEs, the VIEs and their subsidiaries, eliminating entries and the consolidated group (RMB in thousands).The condensed consolidating schedules as below could also be found in Item 4(C) in our most recent Annual Report on Form 20-F incorporated by reference in this prospectus. The group consolidated financials indicated in the following condensed consolidating schedules agreed with the group’s consolidated financial statements in our most recent Annual Report on Form 20-F incorporated by reference in this prospectus.

●	“parent” refers to Ambow;

●	“non-VIE subsidiaries” refer to the sum of (i) Ambow Education Inc., our wholly owned U.S. subsidiary, and its subsidiaries, (ii) Ambow Education Ltd. and Ambow Education Management Ltd., which are our wholly owned Cayman subsidiaries, and their respective subsidiaries, and (iii) Ambow Education Group Ltd. and Ambow Education Management, which are our wholly owned Hong Kong subsidiaries;

●	“VIEs and their subsidiaries” refer to the sum of (i) Shanghai Ambow, (ii) Ambow Sihua; (iii) Ambow Rongye, (iv) Ambow Zhixin, (v) Ambow Shida, (vi) Beijing Le’an, (vii) Beijing JFR, (viii) Jinan LYZX and (ix) IValley and all their subsidiaries; and

●	“WFOEs” refers to the sum of (i) Ambow Shengying and (ii) BoheLe.

Statements of Operations Information

	Fiscal year ended December 31, 2021
				VIEs and
			Non-VIE	their		Group
	Parent	WFOE	Subsidiaries	subsidiaries	Eliminations	Consolidated
(RMB’000)
Revenue	—	(2,023)	113,534	385,366	—	496,877
Cost of revenue	—	—	(100,574)	(238,984)	—	(339,558)
Operating expenses	(2,926)	(20,623)	(64,733)	(162,192)	—	(250,474)
Operating loss	(2,926)	(22,646)	(51,773)	(15,810)	—	(93,155)
Income from equity method investments	5,944	—	—	—	(5,944)	—
Net income (loss)	3,002	(19,760)	(39,838)	64,544	(5,944)	2,004

	Fiscal year ended December 31, 2020
				VIEs and
			Non-VIE	their		Group
	Parent	WFOE	Subsidiaries	subsidiaries	Eliminations	Consolidated
(RMB’000)
Revenue	—	—	120,175	411,805	—	531,980
Cost of revenue	—	—	(104,956)	(282,534)	—	(387,490)
Operating expenses	(7,841)	(18,217)	(58,550)	(184,432)	—	(269,040)
Operating loss	(7,841)	(18,217)	(43,331)	(55,161)	—	(124,550)
Loss from equity method investments	(55,362)	—	—	—	55,362	—
Net (loss) income	(62,712)	(16,171)	4,143	(44,603)	55,362	(63,981)

	Fiscal year ended December 30, 2019
				VIEs and
			Non-VIE	their		Group
	Parent	WFOE	Subsidiaries	subsidiaries	Eliminations	Consolidated
(RMB’000)
Revenue	—	—	80,729	503,180	—	583,909
Cost of revenue	—	—	(65,060)	(323,834)	—	(388,894)
Operating expenses	(12,380)	(18,692)	(40,912)	(220,701)	—	(292,685)
Operating loss	(12,380)	(18,692)	(25,243)	(41,355)	—	(97,670)
Loss from equity method investment	(159,282)	—	—	—	159,282	—
Net loss	(99,941)	(20,220)	(91,086)	(48,461)	159,282	(100,426)

Balance Sheets Information

	As of December 31, 2021
				VIEs and
			Non-VIE	its		Group
	Parent	WFOE	Subsidiaries	subsidiaries	Eliminations	Consolidated
(RMB’000)
Cash and cash equivalent	247	1,489	26,521	129,142	—	157,399
Intergroup balances	653,990	—	204,257	—	(858,247)	—
Other current assets	211	4,967	18,037	267,691	—	290,906
Non-current assets	404	120,026	173,545	227,882	—	521,857
Total assets	654,852	126,482	422,360	624,715	(858,247)	970,162
Intergroup balances	—	7,334	—	850,913	(858,247)	—
Investment deficit in subsidiaries and consolidated VIEs	504,760	—	—	—	(504,760)	—
Other current liabilities	3,895	3,143	75,920	520,264	—	603,222
Non-current liabilities	—	—	123,805	96,453	—	220,258
Total liabilities	508,655	10,477	199,725	1,467,630	(1,363,007)	823,480
Equity	146,197	116,005	222,635	(842,915)	504,760	146,682

	As of December 31, 2020
			Non-VIE	VIEs and its		Group
	Parent	WFOE	Subsidiaries	subsidiaries	Eliminations	Consolidated
(RMB’000)
Cash and cash equivalent	226	4,957	46,369	67,269	—	118,821
Intergroup balances	915,469	10,296	—	—	(925,765)	—
Other current assets	211	16,460	14,197	274,440	—	305,308
Non-current assets	544	113,187	199,909	311,948	—	625,588
Total assets	916,450	144,900	260,475	653,657	(925,765)	1,049,717
Intergroup balances	—	—	37,575	888,190	(925,765)	—
Investment deficit in subsidiaries and consolidated VIEs	760,922	—	—	—	(760,922)	—
Other current liabilities	12,406	894	74,597	555,698	—	643,595
Non-current liabilities	—	—	155,293	109,675	—	264,968
Total liabilities	773,328	894	267,465	1,553,563	(1,686,687)	908,563
Equity	143,122	144,006	(6,990)	(899,906)	760,922	141,154

Statements of Cash Flows Information

	Fiscal year ended December 31, 2021
				VIEs and
			Non-VIE	their		Group
	Parent	WFOE	Subsidiaries	subsidiaries	Eliminations	Consolidated

Total cash provided by/(used in) operating activities	21	(5,987)	(22,604)	12,636	—	(15,934)
Purchase of property and equipment	—	(384)	—	(8,073)	—	(8,457)
Payment for leasehold improvement	—	—	—	(11,065)	—	(11,065)
Proceeds from disposal of subsidiaries, net of cash balance of disposed entities	—	—	—	(6,788)	—	(6,788)
Loans to third parties	—	(8,000)	(3,188)	—	—	(11,188)
Other investing activities	—	11,500	—	133,194	—	144,694
Total cash provided by/(used in) investing activities	—	3,116	(3,188)	107,268	—	107,196
Proceeds from minority shareholder capital injection	—	—	—	100	—	100
Proceeds from short-term borrowing	—	—	—	10,000	—	10,000
Repayment of short-term borrowing	—	—	—	(10,000)	—	(10,000)
Proceeds from borrowing from third party	—	—	5,738	—	—	5,738
Total cash provided by financing activities	—	—	5,738	100	—	5,838
Effect of exchange rate changes	—	—	206	—	—	206
Net change in cash, cash equivalents and restricted cash, including cash classified within assets held for sale	21	(2,871)	(19,848)	120,004	—	97,306
Less: Net change in cash, cash equivalents and restricted cash included in assets held for sale	—	—	—	57,729	—	57,729
Net change in cash, cash equivalents and restricted cash	21	(2,871)	(19,848)	62,275	—	39,577
Cash, cash equivalents and restricted cash at beginning of year	226	4,957	46,369	68,093	—	119,645
Cash, cash equivalents and restricted cash at end of year	247	2,086	26,521	130,368	—	159,222

	Fiscal year ended December 31, 2020
				VIEs and
			Non-VIE	their		Group
	Parent	WFOE	Subsidiaries	subsidiaries	Eliminations	Consolidated
Total cash (used in)/provided by operating activities	(36,005)	(13,649)	(10,841)	65,307	—	4,812
Purchase of property and equipment	—	—	(356)	(2,538)	—	(2,894)
Payment for leasehold improvement	—	—	—	(7,914)	—	(7,914)
Purchase of subsidiaries, net of cash acquired	—	—	37,622	—	—	37,622
Loan to third party	—	(33,600)	—	—	—	(33,600)
Other investing activities	—	—	—	(91,727)	—	(91,727)
Total cash (used in)/provided by investing activities	—	(33,600)	37,266	(102,179)	—	(98,513)
Proceeds from issuance of ordinary shares, net of expenses	35,578	—	—	—	—	35,578
Proceeds from short-term borrowing	—	—	—	10,000	—	10,000
Repayments of long-term borrowing	—	—	9,594	—	—	9,594
Total cash provided by financing activities	35,578	—	9,594	10,000	—	55,172
Effect of exchange rate changes	—	—	574	—	—	574
Net change in cash, cash equivalents and restricted cash	(427)	(47,249)	36,593	(26,872)	—	(37,955)
Cash, cash equivalents and restricted cash at beginning of year	653	52,206	9,776	94,965	—	157,600
Cash, cash equivalents and restricted cash at end of year	226	4,957	46,369	68,093	—	119,645

	Fiscal year ended December 31, 2019
				VIEs and
			Non-VIE	their		Group
	Parent	WFOE	Subsidiaries	subsidiaries	Eliminations	Consolidated
Total cash provided by/(used in) operating activities	36,738	82,338	2,112	(131,398)	—	(10,210)
Purchase of property and equipment	—	(219)	(190)	(8,295)	—	(8,704)
Payment for leasehold improvement	—	(92)	(190)	(7,777)	—	(8,059)
Payment as result of disposal of subsidiaries, net of cash balance of disposal entity	—	(25,532)	—	—	—	(25,532)
Purchase of other non-current assets	—	(40,000)	—	(14,142)	—	(54,142)
Other investing activities	—	33,677	—	29,607	—	63,284
Total cash used in investing activities	—	(32,166)	(380)	(607)	—	(33,153)
Proceeds from minority shareholder capital injection	—	—	—	559	—	559
Repayment of short-term borrowing	(41,179)	—	—	—	—	(41,179)
Total cash (used in)/provided by financing activities	(41,179)	—	—	559	—	(40,620)
Effect of exchange rate changes	—	—	75	—	—	75
Net change in cash, cash equivalents and restricted cash	(4,441)	50,172	1,807	(131,446)	—	(83,908)
Cash, cash equivalents and restricted cash at beginning of year	5,094	2,034	7,969	226,411	—	241,508
Cash, cash equivalents and restricted cash at end of year	653	52,206	9,776	94,965	—	157,600

Distributions and Other Transfers of Cash through our Organization.

We are a holding company, although other means are available for us to obtain financing at the holding company level, we may receive dividends paid by our subsidiaries established in China for our cash needs, including the funds necessary to pay dividends and other cash distributions to our shareholders to the extent we choose to do so, to service any debt we may incur and to pay our operating expenses. Our WFOEs, consolidated VIEs and their subsidiaries in China are subject to restrictions on making dividends and other payments to us. Our WFOEs’ income in turn depends on the service and other fees paid by the consolidated VIEs. Current PRC regulations permit our WFOEs in China to pay dividends to us only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, under the applicable requirements of PRC law, our WFOEs, consolidated VIEs and their subsidiaries incorporated as companies may only distribute dividends after they have made allowances to fund certain statutory reserves. These reserves are not distributable as cash dividends.

In addition, under the Enterprise Income Tax Law of the PRC, which became effective on January 1, 2008 and its implementation rules, dividends paid to us by our PRC WFOEs are subject to withholding tax. The withholding tax on dividends may be exempted or reduced by the PRC State Council. Currently, the withholding tax rate is 10% unless reduced or exempted by treaty between the PRC and the tax residence of the holder of the PRC subsidiary.

Furthermore, if our WFOEs, consolidated VIEs and their subsidiaries in China incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments to us. In addition, the PRC tax authorities may require us to adjust our taxable income under the VIE Agreements we currently have in place in a manner that would restrict our subsidiaries’ ability to pay dividends and make other distributions to us.

In addition, at the end of each fiscal year, each of the consolidated VIEs’ subsidiaries that are private schools in China is required to allocate a certain amount to its development fund for the construction or maintenance of the school or procurement or upgrade of educational equipment. In the case of a for-profit private school, this amount shall be no less than 10% of the audited annual net income of the school, while in the case of a non-profit private school, this amount shall be equivalent to no less than 10% of the audited annual increase in the non-restricted net assets of the school, if any. Pursuant to an amendment to the Law for Promoting Private Education on November 7, 2016, which went into effect on September 1, 2017, sponsors of for-profit private schools are entitled to retain the profits from their schools and the operating surplus may be allocated to the sponsors pursuant to the PRC company law and other relevant laws and regulations.

In addition, the PRC government imposes controls on the convertibility of the Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demands, we may not be able to pay dividends in foreign currencies to our shareholders.

As of the date of this prospectus, none of our WFOEs and other subsidiaries has made any dividends or other distributions to Ambow, and we have not declared or paid any dividends on our shares and ADSs. In the near future, we do not expect to receive dividends from our PRC WFOEs because the accumulated profits of these PRC subsidiaries are expected to be used for their own business or expansions. If we are unable to extract the earnings and profits of some of the consolidated schools and learning centers, it could have a material adverse effect on our liquidity and financial condition.

In the future, cash proceeds raised from overseas financing activities, including the offering of securities by this prospectus and any related prospectus supplement, may be transferred by Ambow to our subsidiaries or the consolidated VIEs and their subsidiaries via capital contribution or loans. Those amounts owed under the VIE agreements may be returned by our subsidiaries or consolidated VIEs and their subsidiaries through repayment of loans or payment of service fees according to exclusive business service agreements, subject to satisfaction of applicable government registration and approval requirements. To the extent cash in the business is in the PRC and/or Hong Kong or a PRC and/or Hong Kong entity, the funds may not be available to fund operations or for other use outside of the PRC and/or Hong Kong due to interventions in or the imposition of restrictions and limitations on the ability of us, our subsidiaries, or the consolidated VIEs by the PRC government to transfer cash. We do not have an established cash management policy that dictates how funds are transferred between us, our subsidiaries, WFOEs, consolidated VIEs and their subsidiaries. We do not, at this time, intend to distribute earnings or settle amounts owed under the VIE Agreements. For the years ended December 31, 2020 and 2021, there were no dividends or distributions or other cash flows between Ambow, the WFOE’s and the consolidated VIEs in the PRC and Taiwan. For the year ended December 31, 2019, there were no dividends or distributions or other cash flows between Ambow, the WFOEs and the consolidated VIEs in the PRC. For the year ended December 31, 2019, IValley, a Taiwanese VIE, returned an interest-free-loan of RMB 29.2 million (US$ 4.2 million) to Ambow. Please see the condensed consolidating schedules appearing above and our consolidated financial statements contained in our most recent Annual Report on Form 20-F incorporated by reference in this prospectus.

The Holding Foreign Companies Accountable Act (“HFCAA”)

Our ADSs or Ordinary Shares may be delisted from the NYSE American under the Holding Foreign Companies Accountable Act (“HFCAA”), if the PCAOB is unable to adequately inspect audit documentation located in China, or investigate our auditor. Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which, if enacted, would amend the HFCAA and require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three. Our auditor, Marcum Bernstein & Pinchuk LLP, is a U.S.-based accounting firm registered with the PCAOB, and is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Our auditor is headquartered in Manhattan, New York and is subject to inspection by the PCAOB on a regular basis with the last inspection in 2020. Our auditor is not included in the list of PCAOB Identified Firms in the PCAOB Determination Report issued on December 16, 2021. Recent developments with respect to audits of China-based companies create uncertainty about the ability of our auditor to fully cooperate with the PCAOB’s request for audit workpapers without the approval of the Chinese authorities. Our auditor’s working papers related to us and the consolidated VIEs and their subsidiaries are located in China. If our auditor is not permitted to provide requested audit work papers located in China to the PCAOB, investors would be deprived of the benefits of PCAOB’s oversight of our auditor through such inspections which could result in limitation or restriction to our access to the U.S. capital markets and trading of our securities may be prohibited under the HFCAA, which would result in the delisting of our securities from the NYSE American.

Certain New PRC Regulations on the Private Education Industry

The private education industry in the PRC is subject to various laws and regulations. Relevant laws and regulations could be changed to accommodate the development of the education industry, in particular, the private education markets from time to time. The Implementing Rules for the Law for Promoting Private Education of the PRC (the “2021 Implementing Rules”), which took effect on September 1, 2021, further regulates various aspects of the operation of a private school, including but not limited to, the eligibility for preferential tax treatments, transactions with interested parties, payment of registered capital and ownership restrictions. To comply with the 2021 Implementing Rules, Ambow Shida, one of the consolidated VIEs, planned to sell the Shuyang Galaxy School (“Shuyang K-12”) and the business providing compulsory education services at Hunan Changsha Tongsheng Lake Experimental School (“Changsha K-12”) and Shenyang Universe High School (“Shenyang K-12”) (collectively, the “K-9 Business”). Ambow Shida has identified a third party buyer and entered into a definitive sales agreement with such third party buyer. This agreement is currently under registration process. The sale of the K-9 Business is expected to be completed within one year from December 31, 2021. Pursuant to the definitive sales agreement between Ambow Shida and the buyer, the buyer shall bear and be entitled to the profit and loss of K-9 Business generated after August 31, 2021 and before the completion of this transaction, including net revenues. As a result, the profit or loss of K-9 Business was no longer included in the consolidated financial statements since September 2021. Net revenues attributable to K-9 Business were RMB 151,882, RMB 143,433 and RMB 94,295, represented 26%, 27%, and 19% of Ambow’s consolidated net revenues, for the years ended December 31, 2019 and 2020 and the eight months ended August 31, 2021, respectively.

On July 24, 2021, the General Office of the Central Committee of the Communist Party of China and the General Office of State Council issued the Opinions on Further Easing the Burden of Excessive Homework and after-school Tutoring for Students Undergoing Compulsory Education (the “Opinions”). The Opinions aims to further regulate after-school tutoring activities (including both online and offline tutoring) and effectively ease the burden of excessive homework and after-school tutoring for students at compulsory education stage. The Opinions provides a number of restrictive measures regulating the institutions engaging in online and offline tutoring business. Among others, the Opinions emphasize that curriculum subject- focused tutoring institutions shall be subject to strict examinations and shall be prohibited from going public for financing or conducting any capitalized operations. Listed companies shall not provide finance for or invest in any curriculum subject-focused tutoring institutions through stock market or purchase any asset from such institutions by issuing shares, paying cashes or other means. Foreign investors shall be prohibited from holding any shares of or investing in such institutions through merger and acquisition, commissioned operations, franchise, variable interest entities, or other means. Furthermore, after-school tutoring institutions shall not take up public holidays, weekends and winter and summer vacation periods to organize curriculum-based tutoring and non-curriculum-based tutoring institutions shall not engage in curriculum-based tutoring. It is stipulated in the Opinions that the supervision on curriculum-based tutoring institutions catering to general high school students shall be carried out in accordance with relevant provisions of the Opinions. The Opinions have also required provincial governments to refine and improve the measures according to local realities, establish specialized institutions, and define the road map, timetable and responsible persons for the special governance actions in accordance with the “Double Reduction” work objectives and tasks.

On July 28, 2021, the General Office of the MOE issued the Notice on Further Clarifying the Curriculum-based and Non-curriculum-based Scope of After-school Tutoring at Compulsory Education Stage, which stipulates that when conducting after-school tutoring, ethics and the rule of law, language, history, geography, mathematics, foreign languages (English, Japanese, Russian), physics, chemistry, and biology are managed as curriculum-based tutoring, while physical education (or sports and health), art (or music, fine arts), and comprehensive practical activities (including information technology education, labor and technical education), etc. are managed as non-curriculum-based tutoring.

Due to limitations imposed by the Opinions and since its effectiveness, the tutoring centers operated by the subsidiaries of the consolidated VIEs had to terminate most tutoring services to grade K1 to K9 students, and provide the remaining tutoring services to grade K1 to K9 students during certain time slots on working days. Accordingly, student numbers of those tutoring centers decreased approximately fifty percent; some of the tutoring centers were closed or combined, and the teaching faculty and support staffs have been downsized to reduce cost and operating expenses in order to accommodate the changes brought by the Opinions. Through those measures, the tutoring centers are managing to break even from the year of 2022. We do not expect the impact of the Opinions to continue indefinitely.

However, uncertainties exist with respect to the interpretation and enforcement of new and existing laws and regulations. We cannot assure you that we, the consolidated VIEs and their subsidiaries will be in compliance with the new laws and regulations, interpretation of which may remain uncertain, or that we, the consolidated VIEs and their subsidiaries will be able to efficiently change business practice in line with the new regulatory environment. If the PRC government continues to impose stricter regulations on areas we, the consolidated VIEs and their subsidiaries are involved in, we, the consolidated VIEs and their subsidiaries could face higher costs and restrictions on revenue growth in order to comply with those regulations, which could impact our profitability. In addition, any such failure could materially and adversely affect the business, financial condition and results of operations of us, the consolidated VIEs and their subsidiaries.

As the 2021 Implementing Rules and the Opinions as abovementioned were issued by Chinese local authorities to the private education and after-school tutoring business in China, we believe they neither had an impact on our ownerships of Bay State College and NewSchool of Architecture and Design in the U.S, nor to the business, operation, financial position and operating results of both colleges.

Principal Executive Office

Our principal executive office is located at 12th Floor, Tower 1, Financial Street, Chang’an Center, Shijingshan District, Beijing 100043, People’s Republic of China. Our telephone number at this address is +86 (10) 6206-8000. Our registered office in the Cayman Islands is ICS Corporate Services (Cayman) Limited, 3-212 Governors Square, 23 Lime Tree Bay Avenue, P.O. Box 30746, Seven Mile Beach, Grand Cayman KY1--1203. Our registered office telephone number is + 86 (21) 6428 9510-815.

Investors should submit any inquiries to the address and telephone number of our principal executive office. Our principal websites are www.ambow.com and ir.ambow.com. Information contained on our websites is not part of this prospectus.

Summary of Risks

An investment in our securities involves a high degree of risk. The occurrence of one or more of the events or circumstances described in the section titled “Risk Factors,” alone or in combination with other events or circumstances, may materially adversely affect our consolidated business, financial condition and operating results. In that event, the trading price of our securities could decline, and you could lose all or part of your investment. Such risks include, but are not limited to:

•	All aspects of our business are subject to extensive regulation in China, we, the consolidated VIEs and their subsidiaries may not be in full compliance with these regulations and the ability of us, the consolidated VIEs and their subsidiaries to conduct business is highly dependent on the compliance with this regulatory framework. If the PRC government finds that the VIE Agreements that establish the structure for operating business of us, the consolidated VIEs and their subsidiaries do not comply with applicable PRC laws and regulations, we, the consolidated VIEs and their subsidiaries could be subject to severe penalties and our securities may decline in value or become worthless (see discussion on pages 17-19 of this prospectus).

•	We rely on the VIE Agreements with the consolidated VIEs and their respective shareholders for a substantial portion of our China operations, which may not be as effective in providing operational control as would direct ownership (see discussion on page 19 of this prospectus).

•	If the PRC government deems that the contractual arrangements in relation to our consolidated VIEs do not comply with PRC regulatory restrictions on foreign investment in the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations (see discussion on page 20 of this prospectus).

•	Uncertainties with respect to the PRC legal system could harm us (see discussion on pages 20-21 of this prospectus).

•	The PRC government exerts substantial influence over the manner in which we, the consolidated VIEs and their subsidiaries conduct business activities. The PRC government may also intervene or influence the operations of us, the consolidated VIEs and their subsidiaries at any time, which could result in a material change in the operations and our securities could decline in value or become worthless (see discussion on page 22 of this prospectus).

•	The CSRC has released for public consultation the draft rules for China-based companies seeking to conduct initial public offerings in foreign markets. While such rules have not yet gone into effect, the Chinese government may exert more oversight and control over offerings that are conducted overseas and foreign investment in China-based issuers, which could significantly limit or completely hinder our ability to continue to offer our securities to investors and could cause the value of our securities to significantly decline or become worthless (see discussion on pages 22-23 of this prospectus).

•	Recent greater oversight by the Cyberspace Administration of China, or the “CAC,” over data security, particularly for companies seeking to list on a foreign exchange, could adversely impact the business of us, the consolidated VIEs and their subsidiaries and investing in our securities (see discussion on page 23 of this prospectus).

•	PRC education industry is currently subject to evolving regulatory and policy changes. Uncertainties with respect to the PRC legal system, especially the education related laws and regulations, could have a material adverse effect on us, the consolidated VIEs and their subsidiaries (see discussion on page 24 of this prospectus).

•	If the consolidated VIEs and their subsidiaries are not able to continue to attract students to enroll in their programs, our consolidated net revenues may decline and we, the consolidated VIEs and their subsidiaries may not be able to maintain profitability (as described in our Annual Report on Form 20-F for the fiscal year ended December 31, 2021, filed with Securities and Exchange Commission on May 2, 2022, which is incorporated by reference into this prospectus).

•	We, the consolidated VIEs and their subsidiaries face significant competition in each major program and each geographic market in which we, the consolidated VIEs and their subsidiaries operate, and if we, the consolidated VIEs and their subsidiaries fail to compete effectively, we, the consolidated VIEs and their subsidiaries may lose market share and profitability may be adversely affected (as described in our Annual Report on Form 20-F for the fiscal year ended December 31, 2021, on filed with Securities and Exchange Commission on May 2, 2022, which is incorporated by reference into this prospectus).

•	NYSE American may delist our securities from trading on its exchange, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions (as described in our Annual Report on Form 20-F for the fiscal year ended December 31, 2021, filed with Securities and Exchange Commission on May 2, 2022, which is incorporated by reference into this prospectus).

•	We may not be able to successfully integrate businesses that we acquire, which may cause us to lose anticipated benefits from such acquisitions and to incur significant additional expenses (as described in our Annual Report on Form 20-F for the fiscal year ended December 31, 2021, filed with Securities and Exchange Commission on May 2, 2022, which is incorporated by reference into this prospectus).

•	We, the consolidated VIEs and their subsidiaries face risks related to natural disasters or other extraordinary events and public health epidemics, such as the global coronavirus outbreak currently being experienced, in the locations in which we, our students, faculty, and employees live, work, which could have a material adverse effect on the business and results of operations of us, the consolidated VIEs and their subsidiaries (as described in our Annual Report on Form 20-F for the fiscal year ended December 31, 2021, filed with Securities and Exchange Commission on May 2, 2022, which is incorporated by reference into this prospectus).

•	If we, the consolidated VIEs and their subsidiaries are not able to continually enhance online programs, services and products and adapt them to rapid technological changes and student needs, we, the consolidated VIEs and their subsidiaries may lose market share and the business could be adversely affected (as described in our Annual Report on Form 20-F for the fiscal year ended December 31, 2021, filed with Securities and Exchange Commission on May 2, 2022, which is incorporated by reference into this prospectus).

•	Failure to respond to changes to the current assessment and testing systems and admission standards in China could have a material adverse effect on the business and results of operations of us, the consolidated VIEs and their subsidiaries (as described in our Annual Report on Form 20-F for the fiscal year ended December 31, 2021, filed with Securities and Exchange Commission on May 2, 2022, which is incorporated by reference into this prospectus).

•	U.S. regulatory bodies may be limited in their ability to conduct investigations or inspections of the operations of the consolidated VIEs and their subsidiaries in China (as described in our Annual Report on Form 20-F for the fiscal year ended December 31, 2021, filed with Securities and Exchange Commission on May 2, 2022, which is incorporated by reference into this prospectus).

•	You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in China against us or our management based on foreign laws. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. In addition, the PRC courts will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC laws or national sovereignty, security, or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States (as described in our Annual Report on Form 20-F for the fiscal year ended December 31, 2021, filed with Securities and Exchange Commission on May 2, 2022, which is incorporated by reference into this prospectus).

•	Our ADSs or Ordinary Shares may be delisted from the NYSE American under the HFCAA if the PCAOB is unable to adequately inspect audit documentation located in China. The delisting of our ADSs or Ordinary Shares, or the threat of their being delisted, may materially and adversely affect the value of your investment. Additionally, the inability of the PCAOB to conduct adequate inspections deprives our investors with the benefits of such inspections. Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which, if enacted, would amend the HFCAA and require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three (as described on page 25 of this prospectus).

•	Regulatory agencies may commence investigations of the tutoring centers, K-12 schools, career enhancement centers and training offices operated by the subsidiaries of the consolidated VIEs. If the results of the investigations are unfavorable to the consolidated VIEs and their subsidiaries, we, the consolidated VIEs and their subsidiaries may be subject to fines, penalties, injunctions or other censure that could have an adverse impact on the reputation and results of operations of us, the consolidated VIEs and their subsidiaries (as described in our Annual Report on Form 20-F for the fiscal year ended December 31, 2021, filed with Securities and Exchange Commission on May 2, 2022, which is incorporated by reference into this prospectus).

•	The tuition, accommodation and other fees charged by the degree programs and K-12 schools and student enrollment at these programs and schools of the consolidated VIEs and their subsidiaries are subject to regulation by the Chinese government, and the consolidated net revenues are highly dependent on the level of these fees and student enrolment (as described in our Annual Report on Form 20-F for the fiscal year ended December 31, 2021, filed with Securities and Exchange Commission on May 2, 2022, which is incorporated by reference into this prospectus).

•	If we fail to comply with the extensive U.S. regulatory requirements related to operating a US higher education institution, we could face significant monetary liabilities, fines and penalties, including loss of access to federal student loans and grants for our students (as described in our Annual Report on Form 20-F for the fiscal year ended December 31, 2021, filed with Securities and Exchange Commission on May 2, 2022, which is incorporated by reference into this prospectus).

•	The ongoing regulatory effort aimed at for-profit post-secondary institutions of higher education could lead to additional legislation or other governmental action that may negatively affect the industry (as described in our Annual Report on Form 20-F for the fiscal year ended December 31, 2021, filed with Securities and Exchange Commission on May 2, 2022, which is incorporated by reference into this prospectus).

•	Insiders have substantial control over us, which could adversely affect the market price of our ADSs (as described in our Annual Report on Form 20-F for the fiscal year ended December 31, 2021, filed with Securities and Exchange Commission on May 2, 2022, which is incorporated by reference into this prospectus).

•	Our WFOEs, consolidated VIEs and their subsidiaries in China are subject to restrictions on making dividends and other payments to us or any other affiliated company (see discussion on pages 25 and 26 of this prospectus).

•	Restrictions on currency exchange may limit our ability to receive and use the revenues of the consolidated VIEs and their subsidiaries effectively (see discussion on page 26 of this prospectus).

The Securities We May Offer

We may use this prospectus to offer up to $100,000,000 of:

•	Class A ordinary shares, including Class A ordinary shares represented by American Depositary shares, or ADSs;

•	preferred shares;

•	warrants;

•	subscription rights;

•	debt securities; and

•	units, which may consist of any combination of the above securities.

We may also offer securities of the types listed above that are convertible or exchangeable into one or more of the securities listed above.

RISK FACTORS

An investment in our securities involves risk. Before you invest in securities issued by us, you should carefully consider the risks involved. The discussion of risks related to our business contained in or incorporated by reference into this prospectus or into any prospectus supplement comprises material risks of which we are aware. If any of the events or developments described actually occurs, our business, financial condition or results of operations would likely suffer.

Accordingly, you should carefully consider:

•	the information contained in or incorporated by reference into this prospectus;
•	the information contained in or incorporated by reference into any prospectus supplement relating to specific offerings of securities;
•	the risks described in our Annual Report on Form 20-F for the fiscal year ended December 31, 2021, filed with Securities and Exchange Commission on May 2, 2022, which is incorporated by reference into this prospectus; and
•	other risks and other information that may be contained in, or incorporated by reference from, other filings we make with the SEC, including in any prospectus supplement relating to specific offerings of securities, as well as the following matters:

All aspects of our business are subject to extensive regulation in China, we, the consolidated VIEs and their subsidiaries may not be in full compliance with these regulations and the ability of us, the consolidated VIEs and their subsidiaries to conduct business is highly dependent on the compliance with this regulatory framework. If the PRC government finds that the VIE Agreements that establish the structure for operating business of us, the consolidated VIEs and their subsidiaries do not comply with applicable PRC laws and regulations, we, the consolidated VIEs and their subsidiaries could be subject to severe penalties and our securities may decline in value or become worthless.

The Chinese government regulates all aspects of the VIEs and their subsidiaries’ business and operations, including licensing of parties to perform various services, pricing of tuition and other fees, curriculum content, standards for the operations of schools, tutoring centers, college and career enhancement centers and foreign investments in the education industry. The laws and regulations applicable to the education sector are subject to frequent change, and new laws and regulations may be adopted, some of which may have a negative effect on the VIEs and their subsidiaries’ business, either retroactively or prospectively.

Currently, PRC laws and regulations impose restrictions in the tutoring service sector in China. The establishment of new after-school curriculum-based tutoring institutions for students at the compulsory and general high school stage is not permitted and existing educational institutions shall register as non-profit organization. Some local government authorities in the PRC also have adopted approaches in granting licenses and permits (particularly, imposing more stringent restrictions on foreign-invested entities) for entities providing tutoring services. In some areas, local government authorities do not allow foreign-invested entities to establish private schools to engage in tutoring services, other than in the forms of Sino-foreign cooperative schools or international schools. Under current PRC laws, the foreign contributors of Sino-foreign cooperative schools shall be foreign educational institutions such as universities or colleges instead of foreign companies. As a foreign company, we are not qualified to run Sino-foreign cooperative schools in China. International schools are schools only for children of non-Chinese citizens in China and may not admit any children of Chinese citizens.

According to the Special Administrative Measures for the Access of Foreign Investment (Negative List) (2021 version) (the “2021 Negative List”) promulgated by the National Development and Reform Commission (“NDRC”) and the Ministry of Commerce (“MOFCOM”) on December 27, 2021 and with the effect date from January 1, 2022, unless provided in other laws, foreign investment in areas not listed on the 2021 Negative List is permitted and treated equally with domestic investment. The foreign investment in higher education, ordinary senior high school education and pre-school education has to take the form of a Sino-foreign cooperative joint venture led by Chinese parties. Foreign investment is banned from compulsory education, which means grades 1-9. Foreign investment is allowed to invest in after-school tutoring services, which do not grant diplomas. However, many local government authorities do not allow foreign-invested entities to establish private schools to engage in tutoring services, other than in the forms of Sino-foreign cooperative schools or international schools. Under current PRC laws, the foreign contributors of Sino-foreign cooperative schools shall be foreign educational institutions such as universities or colleges instead of foreign companies.

Under the PRC laws and regulations and related administrative requirements in effect, private schools are classified as either non-profit private schools or for-profit private schools. Non-profit private schools are required to obtain school operation licenses and certificates of registration for private non-enterprise entities. For-profit private schools are required to obtain school operation licenses and business licenses for enterprise entities. We conduct the K-12 Schools and CP&CE Programs business in China primarily through contractual arrangements between our WFOEs, and the consolidated VIEs and respective shareholders of VIEs, respectively. As of June 30, 2022, we had a total of 18 centers and schools in China, comprised of 6 tutoring centers, 2 K-12 schools, 3 career enhancement centers and 7 training offices. As of the date of this prospectus, all the consolidated VIEs and their respective subsidiaries, as PRC domestic entities, hold the requisite licenses and certificates as abovementioned to conduct the education business in China and operate the tutoring centers, K-12 schools, career enhancement centers and training offices.

We conduct the intellectualized operational services business in China through IValley Beijing. IValley Beijing is a foreign invested entity controlled by IValley. IValley is operated through contractual arrangements between Ambow Education Management and its respective shareholders.

To date, we, the consolidated VIEs and their subsidiaries have not received any disapprovals or denies from any PRC regulatory authorities regarding the VIE arrangements between our WFOEs and their VIEs and respective shareholders of VIEs. If our ownership structure and contractual arrangements are later found to be in violation of any existing or future PRC laws or regulations or we fail to obtain any of the required permits or approvals, the relevant PRC regulatory authorities including the MOE, the MOFCOM, the Ministry of Civil Affairs (“MCA”) and the Ministry of Industry and Information Technology (“MIIT”), which regulate the education industry, foreign investment in China and Internet business, respectively, would have broad discretion in dealing with such violations, including:

●	Revoking the business and operating licenses of our PRC WFOEs, consolidated VIEs and their subsidiaries;

●	Discontinuing or restricting the operations of any related-party transactions among our PRC WFOEs, consolidated VIEs and their subsidiaries;

●	Imposing fines or other requirements with which we or our PRC WFOEs, consolidated VIEs and their subsidiaries may not be able to comply;

●	Revoking the preferential tax treatment enjoyed by our PRC WFOEs, consolidated VIEs and their subsidiaries;

●	Requiring us or our PRC WFOEs, consolidated VIEs and their subsidiaries to restructure the relevant ownership structure or operations; or

●	Restricting or prohibiting the use of any proceeds from our additional public offering to finance our business and operations in China.

If the applicable laws, regulations, or interpretations change, we, the consolidated VIEs and their subsidiaries may be required to obtain additional licenses, permits, filings or approvals for their business and services in the future and may not be able to maintain the growth rate and business may be materially and adversely affected as a result. If we, the consolidated VIEs and their subsidiaries inadvertently conclude that any permissions or approvals are not required, we, the consolidated VIEs and their subsidiaries may need to adjust the business operations, which may materially and adversely affect the business and results of operation.

Similar ownership structure and contractual arrangements have been used by many China-based companies listed overseas, including in the United States. However, we cannot assure you that penalties will not be imposed on any other companies or us in the future. If any of the above penalties is imposed on us, the consolidated VIEs and their subsidiaries’ business operations and expansion, consolidated financial condition and results of operations will be materially and adversely affected. Our ADSs and the securities we are registering through this prospectus may decline in value or become worthless if any determinations, changes, or interpretations from Chinese government result in our inability to assert contractual control over the assets of our PRC WFOEs or the VIEs that conduct all or substantially all of operations in China.

We rely on contractual arrangements with the consolidated VIEs and their respective shareholders for a substantial portion of our China operations, which may not be as effective in providing operational control as would direct ownership.

On March 15, 2019, the new Foreign Investment Law of PRC (the “Foreign Investment Law”) was passed by the Second Session of the thirteenth National People’s Congress and came into force on January 1, 2020. The Foreign Investment Law does not mention concepts including “de facto control”, “controlling through contractual arrangements” or “variable interest entity”, nor does it specify the regulation on controlling through contractual arrangements or variable interest entity. Furthermore, the Foreign Investment Law does not specifically stipulate rules on the education industry. Therefore, we believe that the Foreign Investment Law will not have any material adverse effect on the VIE structure and the business operations of the consolidated VIEs and their subsidiaries.

The “variable interest entity” structure, or VIE structure, has been adopted by many PRC-based companies, to obtain necessary licenses and permits in the industries that are currently subject to foreign investment restrictions in China. We set up the VIE structure to address the uncertainties for securing licenses and permits which may be required for our business operation. See “Risk Factors - Risks Related to regulation of our business and our corporate structure—The Consolidated VIEs and their respective subsidiaries may be subject to significant limitations on their ability to operate private schools or make payments to related parties or otherwise be materially and adversely affected by changes in PRC laws and regulations” and “Regulations - Foreign investment in education service industry” and “Regulations - Regulations on Sino-foreign cooperation in operating schools” included in our most recent Annual Report on Form 20-F.

We have relied and expect to continue to rely on the VIE Agreements with the consolidated VIEs and their respective shareholders to operate a substantial portion of our education business. The VIE Agreements may not be as effective in providing us with control over the consolidated VIEs and their respective subsidiaries as direct ownership. If we had direct ownership of the consolidated VIEs and their respective subsidiaries, we would be able to exercise our rights as a shareholder to effect changes in the board of directors of the consolidated VIEs and their respective subsidiaries, which could affect changes, subject to any applicable fiduciary duties, at the management level. As a legal matter, if the consolidated VIEs or any of their respective shareholders fails to perform its or his or her respective obligations under the VIE Agreements, we may have to incur substantial costs and expend significant resources to enforce such arrangements. We may also rely on legal remedies under PRC or Taiwan law, including seeking specific performance or injunctive relief, and claiming damages, but these remedies may not be effective. For example, if the shareholders of any of the consolidated VIEs were to refuse to transfer their equity interest in such VIEs to us or our designee when we exercise the call option pursuant to the VIE Agreements, or if they were otherwise to act in bad faith toward us, then we may have to take legal action to compel them to fulfill their contractual obligations. In addition, we may not be able to renew these contracts with the consolidated VIEs and/or their respective shareholders. If the consolidated VIEs or their shareholders fail to perform the obligations secured by the pledges under the equity pledge agreements, one of the remedies for default is to require the pledgors to sell the equity interests of VIEs in an auction or sale of the shares and remit the proceeds to Ambow Shengying, BoheLe and Ambow Education Management, net of all related taxes and expenses. Such an auction or sale of the shares may not result in our receipt of the full value of the equity interests or the business of VIEs.

In addition, the VIE Agreements are governed by PRC or Taiwan law and provide for the resolution of disputes through arbitration in the PRC or Taiwan. Accordingly, these contracts would be interpreted in accordance with PRC or Taiwan law and any disputes would be resolved in accordance with PRC or Taiwan legal procedures. The legal environment in the PRC and Taiwan may not be as developed as in some other jurisdictions, such as the United States. As a result, uncertainties in the PRC and Taiwan legal system could limit our ability to enforce the VIE Agreements. In the event we are unable to enforce the VIE Agreements, we may not be able to be the primary beneficiary of the consolidated VIEs, and our ability to consolidate the VIEs would be materially adversely affected. To date, we have not received any disapprovals or denies from any PRC and Taiwan regulatory authorities regarding the VIE arrangements between our WFOEs, Ambow Education Management, the consolidated VIEs and respective shareholders of VIEs, respectively.

If the PRC government deems that the contractual arrangements in relation to our consolidated VIEs do not comply with PRC regulatory restrictions on foreign investment in the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, we, the VIEs and their subsidiaries could be subject to severe penalties or be forced to relinquish interests in those operations.

Because Ambow is a company incorporated in the Cayman Islands, it is classified as a foreign enterprise under PRC laws and regulations, and each Ambow’s WFOE in the PRC is a foreign-invested enterprise (“FIE”). Our PRC WFOEs have entered into a series of contractual arrangements with the consolidated VIEs and their shareholders, which enable us to (i) have significant impact on the business operations of the consolidated VIEs, (ii) receive substantially all of the economic benefits of the consolidated VIEs, and (iii) have an exclusive option to purchase all or part of the equity interests and assets in the consolidated VIEs when and to the extent permitted by PRC law. As a result of these contractual arrangements, we are the primary beneficiary of the consolidated VIEs and hence consolidate their financial results as our consolidated VIEs under U.S. GAAP.

Beijing Jincheng Tongda & Neal Law Firm, our PRC legal counsel, is of the opinion that (i) the ownership structure of the consolidated VIEs (excluding IValley and its subsidiaries) will not result in any violation of PRC laws currently in effect; and (ii) the VIE Agreements are valid, binding and enforceable, and will not result in any violation of PRC laws currently in effect. However, there are substantial uncertainties regarding the interpretation and application of current PRC Laws, and there can be no assurance that the PRC government will ultimately take the view that is consistent with our opinion above. Although we believe and rely on the opinion of our legal counsel that our corporate structure and VIE Agreements comply with the current applicable PRC laws and regulations, there are substantial uncertainties regarding the interpretation and application of current or future PRC laws and regulations concerning foreign investment in the PRC, and their application to and effect on the legality, binding effect and enforceability of the contractual arrangements. In particular, we cannot rule out the possibility that PRC regulatory authorities, courts or arbitral tribunals may in the future adopt a different or contrary interpretation or take a view that is inconsistent with the opinion of our PRC legal counsel. There can be no assurance that the PRC government authorities, or other authorities that regulate private education services providers and other participants in the industry, would agree that our corporate structure or any of the above VIE Agreements comply with PRC licensing, registration or other regulatory requirements, with existing policies or with requirements or policies that may be adopted in the future. PRC laws and regulations governing the validity of these contractual arrangements are uncertain and the relevant government authorities have broad discretion in interpreting these laws and regulations. As of the date of this prospectus, the VIE Agreements have not been reviewed in a court of law.

If our corporate structure and contractual arrangements are deemed by the MOE, the MOFCOM or other regulators that have competent authority, to be illegal, either in whole or in part, we may not be able to be the primary beneficiary of the VIEs and to consolidate the consolidated VIEs for accounting purpose and have to modify such structure to comply with regulatory requirements. However, there can be no assurance that we can achieve this without material disruption to the business. Further, if our corporate structure and contractual arrangements are found to be in violation of any existing or future PRC laws or regulations, the relevant regulatory authorities would have broad discretion in dealing with such violations, including:

●	revoking the business and operating licenses of our WFOEs, consolidated VIEs and their subsidiaries;

●	levying fines on our WFOEs, consolidated VIEs and their subsidiaries;

●	confiscating any of income of our WFOEs, consolidated VIEs and their subsidiaries that they deem to be obtained through illegal operations;

●	shutting down services of our WFOEs, consolidated VIEs and their subsidiaries;

●	discontinuing or restricting operations of our WFOEs, consolidated VIEs and their subsidiaries in China;

●	imposing conditions or requirements with which our WFOEs, consolidated VIEs and their subsidiaries may not be able to comply;

●	requiring our WFOEs, consolidated VIEs and their subsidiaries to change our corporate structure and contractual arrangements;

●	restricting or prohibiting our WFOEs’, consolidated VIEs’ and their subsidiaries’ use of the proceeds from overseas offering to finance our consolidated VIE’s business and operations; and

●	taking other regulatory or enforcement actions that could be harmful to business of our WFOEs, consolidated VIEs and their subsidiaries.

Furthermore, new PRC laws, rules and regulations may be introduced to impose additional requirements that may be applicable to our corporate structure and contractual arrangements. Occurrence of any of these events could materially and adversely affect the business of the consolidated VIEs and their subsidiaries, consolidated financial condition and results of operations. In addition, if the imposition of any of these penalties or requirement to restructure our corporate structure causes us to lose the rights to impact the activities of the consolidated VIEs or our right to receive their economic benefits, we would no longer be able to consolidate the financial results of such VIEs in our consolidated financial statements.

To date, we have not received any disapprovals or denies from any PRC regulatory authorities regarding the VIE arrangements between our WFOEs, the consolidated VIEs and respective shareholders of VIEs, respectively.

Uncertainties with respect to the PRC legal system could harm us.

Operations of the VIEs and their subsidiaries in China are governed by PRC laws and regulations. The PRC legal system is a civil law system based on written statutes. Unlike common law systems, prior court decisions have limited precedential value. Ambow Shengying and BoheLe, our wholly-owned subsidiaries in China, are generally subject to PRC laws and regulations, in particular, laws applicable to foreign invested enterprises.

Since 1979, PRC legislation and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. However, China has not developed a fully integrated legal system and recently-enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. In particular, because these laws and regulations are relatively new, and because of the limited volume of published decisions, the interpretation and enforcement of these laws and regulations involve uncertainties. In addition, the PRC legal system is based in part on government policies and internal rules (some of which are not published on a timely basis or at all) that may have a retroactive effect. As a result, we, the VIEs and their subsidiaries may not be aware of any violation of these policies and rules until sometime after the violation. Moreover, some regulatory requirements issued by certain PRC government authorities may not be consistently applied by other government authorities, including local government authorities, thus making strict compliance with all regulatory requirements impractical, or in some circumstances, impossible. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention.

Recently, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the “Opinions on Severely Cracking Down on Illegal Securities Activities According to Law,” or the Opinions, which was made available to the public on July 6, 2021. The Opinions emphasized the need to strengthen the administration over illegal securities activities, and the need to strengthen the supervision over overseas listings by Chinese companies. Effective measures, such as promoting the construction of relevant regulatory systems will be taken to deal with the risks and incidents of China-concept overseas listed companies, and cybersecurity and data privacy protection requirements and similar matters. The Opinions remain unclear on how the law will be interpreted, amended, and implemented by the relevant PRC governmental authorities, but the Opinions and any related implementing rules to be enacted may subject us to compliance requirements in the future.

On December 28, 2021, the Measures for Cybersecurity Review (2021 version) was promulgated and became effective on February 15, 2022, which iterates that any “online platform operators” controlling personal information of more than one million users which seeks to list in a foreign stock exchange should also be subject to cybersecurity review. We do not believe we are among the “operator of critical information infrastructure” or “data processor” as mentioned above, however, the Measures for Cybersecurity Review (2021 version) was recently adopted and the Network Internet Data Protection Draft Regulations (draft for comments) is in the process of being formulated and remains unclear on how it will be interpreted, amended, and implemented by the relevant PRC governmental authorities. Thus, it is still uncertain how PRC governmental authorities will regulate overseas listing in general and whether we are required to obtain any specific regulatory approvals. Furthermore, if the CSRC or other regulatory agencies later promulgate new rules or explanations requiring that we obtain their approvals for any follow-on offering, we may be unable to obtain such approvals which could significantly limit or completely hinder our ability to offer or continue to offer securities to our investors.

On December 24, 2021, the CSRC released the Administrative Provisions of the State Council Regarding the Overseas Issuance and Listing of Securities by Domestic Enterprises (Draft for Comments) and the Measures for the Overseas Issuance of Securities and Listing Record-Filings by Domestic Enterprises (Draft for Comments), both of which have a comment period that expires on January 23, 2022, and if enacted, may subject us to additional compliance requirement in the future. To date, none of us, our subsidiaries and WFOEs, consolidated VIEs and their subsidiaries has received any filing or compliance requirements from CSRC for the listing of Ambow at NYSE American and all of its overseas offerings. Beijing Jincheng Tongda & Neal Law Firm, our PRC legal counsel, is of the opinion that the CSRC’s approval is not required to be obtained for Ambow’s listing on NYSE American; however, there are substantial uncertainties regarding the interpretation and application of the M&A Rules, other PRC Laws and future PRC laws and regulations, and there can be no assurance that any Governmental Agency will not take a view that is contrary to or otherwise different from our opinions stated herein. See “– CSRC has released for public consultation the draft rules for China-based companies seeking to conduct initial public offerings in foreign markets. While such rules have not yet gone into effect, the Chinese government may exert more oversight and control over offerings that are conducted overseas and foreign investment in China-based issuers, which could significantly limit or completely hinder our ability to offer or continue to offer our securities to investors and could cause the value of our securities to significantly decline or become worthless.”

Furthermore, the PRC government authorities may strengthen oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers like us. Such actions taken by the PRC government authorities may intervene or influence our operations at any time, which are beyond our control. Therefore, any such action may adversely affect the operations of the VIEs and their subsidiaries and significantly limit or hinder our ability to offer or continue to offer securities to you and reduce the value of such securities.

Uncertainties regarding the enforcement of laws and the fact that rules and regulations in China can change quickly with little advance notice, along with the risk that the Chinese government may intervene or influence our operations at any time, or may exert more control over offerings conducted overseas and/or foreign investment in China-based issuers could result in a material change in our operations, financial performance and/or the value of our securities or impair our ability to raise money.

The PRC government exerts substantial influence over the manner in which we, the consolidated VIEs and their subsidiaries conduct business activities. The PRC government may also intervene or influence the operations of us, the consolidated VIEs and their subsidiaries at any time, which could result in a material change in the operations and our securities could decline in value or become worthless.

We and the consolidated VIEs are currently not required to obtain approval from Chinese authorities for listing on U.S exchanges, nor the execution of a series of VIE Agreements, however, if the consolidated VIEs or the holding company were required to obtain approval in the future and were denied permission from Chinese authorities for listing on U.S. exchanges, we will not be able to continue listing on U.S. exchange, continue to offer securities to investors, or materially affect the interest of the investors and cause significantly depreciation of the price of our ADSs or ordinary shares.

The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. The ability of the consolidated VIEs and their subsidiaries to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, environmental regulations, land use rights, property, and other matters. The central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on the consolidated VIEs and their subsidiaries to ensure their compliance with such regulations or interpretations. Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof, and could require the consolidated VIEs to divest themselves of any interest they then hold in their operations in China.

For example, the Chinese cybersecurity regulator announced on July 2, 2021, that it had begun an investigation of Didi Global Inc. (NYSE: DIDI) and two days later ordered that the company’s app be removed from smartphone app stores. Similarly, the business segments may be subject to various government and regulatory interference in the regions in which the VIEs and their subsidiaries operate. The consolidated VIEs and their subsidiaries could be subject to regulation by various political and regulatory entities, including various local and municipal agencies and government sub-divisions. The consolidated VIEs and their subsidiaries may incur increased costs necessary to comply with existing and newly adopted laws and regulations or penalties for any failure to comply.

Furthermore, it is uncertain when and whether we and the consolidated VIEs will be required to obtain permission from the PRC government for listing on U.S. exchanges, or enter into VIE Agreements in the future, and even when such permission is obtained, whether it will be denied or rescinded. Although we and the consolidated VIEs are currently not required to obtain permission from any of the PRC central or local government and has not received any denial for listing on the U.S. exchange or enter into VIE Agreements, the consolidated VIEs and their subsidiaries’ operations could be adversely affected, directly or indirectly, by existing or future laws and regulations relating to their business or industry. Recent statements by the Chinese government indicating an intent, and the PRC government may take actions to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers, which could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of our securities to significantly decline or become worthless.

The CSRC has released for public consultation the draft rules for China-based companies seeking to conduct initial public offerings in foreign markets. While such rules have not yet gone into effect, the Chinese government may exert more oversight and control over offerings that are conducted overseas and foreign investment in China-based issuers, which could significantly limit or completely hinder our ability to continue to offer our securities to investors and could cause the value of our securities to significantly decline or become worthless.

On December 24, 2021, the CSRC released the Draft Rules Regarding Overseas Listing, which have a comment period that expired on January 23, 2022. The Draft Rules Regarding Overseas Listing lay out the filing regulation arrangement for both direct and indirect overseas listing, and clarify the determination criteria for indirect overseas listing in overseas markets.

The Draft Rules Regarding Overseas Listing stipulate that the Chinese-based companies, or the issuer, shall fulfill the filing procedures within three working days after the issuer makes an application for initial public offering and listing in an overseas market. The required filing materials for an initial public offering and listing should include at least the following: record-filing report and related undertakings; regulatory opinions, record-filing, approval, and other documents issued by competent regulatory authorities of relevant industries (if applicable); and security assessment opinion issued by relevant regulatory authorities (if applicable); PRC legal opinion; and prospectus.

In addition, an overseas offering and listing is prohibited under any of the following circumstances: (1) if the intended securities offering and listing is specifically prohibited by national laws and regulations and relevant provisions; (2) if the intended securities offering and listing may constitute a threat to or endangers national security as reviewed and determined by competent authorities under the State Council in accordance with law; (3) if there are material ownership disputes over the equity, major assets, and core technology, etc. of the issuer; (4) if, in the past three years, the domestic enterprise or its controlling shareholders or actual controllers have committed corruption, bribery, embezzlement, misappropriation of property, or other criminal offenses disruptive to the order of the socialist market economy, or are currently under judicial investigation for suspicion of criminal offenses, or are under investigation for suspicion of major violations; (5) if, in past three years, directors, supervisors, or senior executives have been subject to administrative punishments for severe violations, or are currently under judicial investigation for suspicion of criminal offenses, or are under investigation for suspicion of major violations; (6) other circumstances as prescribed by the State Council. The Draft Administration Provisions defines the legal liabilities of breaches such as failure in fulfilling filing obligations or fraudulent filing conducts, imposing a fine between RMB 1 million and RMB 10 million, and in cases of severe violations, a parallel order to suspend relevant business or halt operation for rectification, revoke relevant business permits or operational license.

The Draft Rules Regarding Overseas Listing, if enacted, may subject us to additional compliance requirements in the future, and we cannot assure you that we will be able to get the clearance of filing procedures under the Draft Rules Regarding Overseas List on a timely basis, or at all. Any failure of us to fully comply with new regulatory requirements may significantly limit or completely hinder our ability to continue to offer our securities, cause significant disruption to our business operations, and severely damage our reputation, which would materially and adversely affect our consolidated financial condition and results of operations and cause our securities to significantly decline in value or become worthless. To date, none of us, our subsidiaries and WFOEs, consolidated VIEs and their subsidiaries have received any filing or compliance requirements from CSRC for the listing of Ambow at NYSE American and all of its overseas offerings. Beijing Jincheng Tongda & Neal Law Firm, our PRC legal counsel, is of the opinion that the CSRC’s approval is not required to be obtained for Ambow’s listing on NYSE American; however, there are substantial uncertainties regarding the interpretation and application of the M&A Rules, other PRC Laws and future PRC laws and regulations, and there can be no assurance that any Governmental Agency will not take a view that is contrary to or otherwise different from our opinions stated herein.

Recent greater oversight by the Cyberspace Administration of China, or the “CAC,” over data security, particularly for companies seeking to list on a foreign exchange, could adversely impact the business of us, the consolidated VIEs and their subsidiaries and investing in our securities.

On December 28, 2021, the CAC, together with 12 other governmental departments of the PRC, jointly promulgated the Cybersecurity Review Measures, which became effective on February 15, 2022. The Cybersecurity Review Measures provides that, in addition to critical information infrastructure operators (“CIIOs”) that intend to purchase Internet products and services, data processing operators engaging in data processing activities that affect or may affect national security must be subject to cybersecurity review by the Cybersecurity Review Office of the PRC. According to the Cybersecurity Review Measures, a cybersecurity review assesses potential national security risks that may be brought about by any procurement, data processing, or overseas listing. The Cybersecurity Review Measures further requires that CIIOs and data processing operators that possess personal data of at least one million users must apply for a review by the Cybersecurity Review Office of the PRC before conducting listings in foreign countries.

On November 14, 2021, the CAC published the Draft Regulations on the Network Data Security Administration (Draft for Comments) (the “Security Administration Draft”), which provides that data processing operators engaging in data processing activities that affect or may affect national security must be subject to network data security review by the relevant Cyberspace Administration of the PRC. According to the Security Administration Draft, data processing operators who possess personal data of at least one million users or collect data that affects or may affect national security must be subject to network data security review by the relevant Cyberspace Administration of the PRC. The deadline for public comments on the Security Administration Draft was December 13, 2021.

As of the date of this prospectus, we, our subsidiaries and WFOEs, consolidated VIEs and their subsidiaries have not received any notice from any authorities identifying us as a CIIO or requiring us to go through cybersecurity review or network data security review by the CAC. We, our subsidiaries and WFOEs, consolidated VIEs and their subsidiaries have not been required to obtain any approvals or permits from CAC. When the Cybersecurity Review Measures become effective and if the Security Administration Draft is enacted as proposed, we believe that the operations of the consolidated VIEs and their subsidiaries and our listing will not be affected and that we, the consolidated VIEs and their subsidiaries will not be subject to cybersecurity review or network data security review by the CAC, given that: (i) as a company that mainly engages in education, our subsidiaries, VIEs and VIEs’ subsidiaries are unlikely to be classified as CIIOs by the PRC regulatory agencies; (ii) we, the consolidated VIEs and their subsidiaries possess personal data of fewer than one million individual clients in the business operations as of the date of this prospectus and do not anticipate that we, the consolidated VIEs and their subsidiaries will be collecting over one million users’ personal information in the near future, which we understand might otherwise subject us, the consolidated VIEs and their subsidiaries to the Cybersecurity Review Measures; and (iii) data processed in the business of the consolidated VIEs and their subsidiaries is unlikely to have a bearing on national security and therefore is unlikely to be classified as core or important data by the authorities. There remains uncertainty, however, as to how the Cybersecurity Review Measures and the Security Administration Draft will be interpreted or implemented and whether the PRC regulatory agencies, including the CAC, may adopt new laws, regulations, rules, or detailed implementation and interpretation related to the Cybersecurity Review Measures and the Security Administration Draft. If any such new laws, regulations, rules, or implementation and interpretation come into effect, we will take all reasonable measures and actions to comply and to minimize the adverse effect of such laws on us. We cannot guarantee, however, that we, the consolidated VIEs and their subsidiaries will not be subject to cybersecurity review and network data security review in the future. During such reviews, we, the consolidated VIEs and their subsidiaries may be required to suspend our operation or experience other disruptions to our operations. Cybersecurity review and network data security review could also result in negative publicity with respect to our Company and diversion of our managerial and financial resources, which could materially and adversely affect the business, financial conditions, and results of operations of us, the consolidated VIEs and their subsidiaries.

PRC education industry is currently subject to evolving regulatory and policy changes. Uncertainties with respect to the PRC legal system, especially the education related laws and regulations, could have a material adverse effect on us, the consolidated VIEs and their subsidiaries.

The business and operations of the consolidated VIEs and their subsidiaries are primarily conducted in China and are governed by PRC laws and regulations. The private education industry in the PRC is subject to various laws and regulations. Relevant laws and regulations could be changed to accommodate the development of the education industry, in particular, the private education markets from time to time. For example, the Law for Promoting Private Education of the PRC, which was promulgated in December 2002, amended in June 2013, and further amended according to the Decision on Amending the Law for Promoting Private Education of the PRC approved by the Standing Committee of the National People’s Congress in November 2016 (the “Amendments”), was most recently revised on December 29, 2018. Pursuant to the Amendments, (i) school sponsors of a private school which provides education services other than compulsory education may choose for the school to be a for-profit private school or a non-profit private school; (ii) school sponsors of a for-profit private school are allowed to receive operating profits while school sponsors of a non-profit private school are not allowed to do so; (iii) a non-profit private school shall enjoy the same preferential tax treatment as public schools while a for-profit private school shall enjoy the preferential tax treatment as stipulated by the PRC government; and (iv) a for-profit private school may determine the fees to be charged by taking into account factors such as the school operation costs and market demand and no prior approval from government authorities is required for such fees, while a non-profit private school shall collect fees pursuant to the measures stipulated by the relevant local government. In addition, the Implementing Rules for the Law for Promoting Private Education of the PRC (the “2021 Implementing Rules”), which took effect on September 1, 2021, further regulates various aspects of the operation of a private school, including but not limited to, the eligibility for preferential tax treatments, transactions with interested parties, payment of registered capital and ownership restrictions. To comply with the 2021 Implementing Rules, Ambow Shida, one of the consolidated VIEs, planned to sell Shuyang K-12 and the business providing compulsory education services at Changsha K-12 and Shenyang K-12. Ambow Shida has identified a third party buyer and entered into a definitive sales agreement with such third party buyer. This agreement is currently under registration process. The sale of the K-9 Business is expected to be completed within one year from December 31, 2021. As the transaction was not closed as of December 31, 2021 and such business did not meet the definition of a “component” under US GAAP to be presented as discontinued operation, the assets and liabilities of K-9 Business were classified as “Held for Sale” in accordance with ASC 360. Pursuant to the definitive sales agreement between Ambow Shida and the buyer, the buyer shall bear and be entitled to the profit and loss of K-9 Business generated after August 31, 2021 and before the completion of this transaction, including net revenues. As a result, the profit or loss of K-9 Business was no longer included in the consolidated financial statements since September 2021. Net revenues attributable to K-9 Business were RMB 151,882, RMB 143,433 and RMB 94,295, represented 26%, 27%, and 19% of Ambow’s consolidated net revenues, for the years ended December 31, 2019 and 2020 and the eight months ended August 31, 2021, respectively. See “Item 4.B Information on the Company—Business Overview—Regulation—The Law for Promoting Private Education and the Implementing Rules for the Law for Promoting Private Education” and Note 25 Assets and Liabilities Held for Sale to the audited consolidated financial statements included in our most recent Annual Report on Form 20-F for further details. We’re not aware of any uncertainties related to the registration process and the sale of the K-9 Business as of the date of this prospectus.

On July 24, 2021, the General Office of Central Committee of the Communist Party of China and the General Office of State Council issued the Opinions on Further Easing the Burden of Excessive Homework and after-school Tutoring for Students Undergoing Compulsory Education (the “Opinions”), which aims to further regulate after-school tutoring activities (including both online and offline tutoring) and effectively ease the burden of excessive homework and after-school tutoring for students at compulsory education stage. The Opinions provides a number of restrictive measures regulating the institutions engaging in online and offline tutoring business. See “Item 4.B Information on the Company—Business Overview—Regulation—Regulations relating to after-school tutoring” included in our most recent Annual Report on Form 20-F for details.

On July 28, 2021, the General Office of the MOE issued the Notice on Further Clarifying the Curriculum-based and Non-curriculum-based Scope of After-school Tutoring at Compulsory Education Stage, which stipulates that when conducting after-school tutoring, ethics and the rule of law, language, history, geography, mathematics, foreign languages (English, Japanese, Russian), physics, chemistry, and biology are managed as curriculum-based tutoring, while physical education (or sports and health), art (or music, fine arts), and comprehensive practical activities (including information technology education, labor and technical education), etc. are managed as non-curriculum-based tutoring.

Due to limitations imposed by the Opinions and since its effectiveness, the tutoring centers operated by the subsidiaries of the consolidated VIEs had to terminate most tutoring services to grade K1 to K9 students, and provide remaining tutoring services to grade K1 to K9 students during certain time slots on working days. Accordingly, student numbers of those tutoring centers decreased fifty percent; some of the tutoring centers were closed or combined, and the teaching faculty and support staffs have been downsized to reduce cost and operating expenses in order to accommodate the changes brought by the Opinions. Through those measures, the tutoring centers are managing to break even from the year of 2022. We do not expect the impact of the Opinions to continue indefinitely.

However, uncertainties exist with respect to the interpretation and enforcement of new and existing laws and regulations. We cannot assure you that the consolidated VIEs and their subsidiaries will be in compliance with the new laws and regulations, interpretation of which may remain uncertain, or that the consolidated VIEs and their subsidiaries will be able to efficiently change our business practice in line with the new regulatory environment. If the PRC government continues to impose stricter regulations on areas the consolidated VIEs and their subsidiaries are involved in, they could face higher costs and restrictions on revenue growth in order to comply with those regulations, which could impact their profitability. In addition, any such failure could materially and adversely affect the business, financial condition and results of operations of us, the consolidated VIEs and their subsidiaries.

Our ADSs or Ordinary Shares may be delisted from the NYSE American under the Holding Foreign Companies Accountable Act if the PCAOB is unable to adequately inspect audit documentation located in China. The delisting of our ADSs or Ordinary Shares, or the threat of their being delisted, may materially and adversely affect the value of your investment. Additionally, the inability of the PCAOB to conduct adequate inspections deprives our investors with the benefits of such inspections. Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which, if enacted, would amend the HFCAA and require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three.

The HFCAA, was enacted on December 18, 2020. The HFCAA states if the SEC determines that a company has filed audit reports issued by a registered public accounting firm that has not been subject to inspection by the PCAOB for three consecutive years beginning in 2021, the SEC shall prohibit such ordinary shares from being traded on a national securities exchange or in the over the counter trading market in the U.S.

On March 24, 2021, the SEC adopted interim final rules relating to the implementation of certain disclosure and documentation requirements of the HFCAA. A company will be required to comply with these rules if the SEC identifies it as having a “non-inspection” year under a process to be subsequently established by the SEC. The SEC is assessing how to implement other requirements of the HFCAA, including the listing and trading prohibition requirements described above. Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which, if enacted, would amend the HFCAA and require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three. On September 22, 2021, the PCAOB adopted a final rule implementing the HFCAA, which provides a framework for the PCAOB to use when determining, as contemplated under the HFCAA Act, whether the PCAOB is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction. On December 2, 2021, the SEC issued amendments to finalize the interim final rules previously adopted in March 2021 to implement the submission and disclosure requirements in the HFCAA. The rules apply to registrants that the SEC identifies as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that the PCAOB is unable to inspect or investigate completely because of a position taken by an authority in a foreign jurisdiction. On December 16, 2021, the PCAOB issued a Determination Report which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in: (1) mainland China of the PRC, because of a position taken by one or more authorities in mainland China; and (2) Hong Kong, a Special Administrative Region and dependency of the PRC, because of a position taken by one or more authorities in Hong Kong. The PCAOB has made such designations as mandated under the HFCAA. Pursuant to each annual determination by the PCAOB, the SEC will, on an annual basis, identify issuers that have used non-inspected audit firms and thus are at risk of such suspensions in the future.

Our auditor, Marcum Bernstein & Pinchuk LLP, the independent registered public accounting firm that issued the audit report included in our annual report, an auditor of companies that are traded publicly in the United States and an U.S.-based accounting firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Our auditor is headquartered in Manhattan, New York and is subject to inspection by the PCAOB on a regular basis with the last inspection in 2020. As the date of this prospectus, our auditor was not included in the list of PCAOB Identified Firms in the PCAOB Determination Report issued in December, 2021.

However, recent developments with respect to audits of China-based companies create uncertainty about the ability of our auditor to fully cooperate with the PCAOB’s request for audit workpapers without the approval of the Chinese authorities. Our auditor’s working papers related to us and the consolidated VIEs and their subsidiaries are located in China. If our auditor is not permitted to provide requested audit work papers located in China to the PCAOB, investors would be deprived of the benefits of PCAOB’s oversight of our auditor through such inspections which could result in limitation or restriction to our access to the U.S. capital markets, and trading of our securities may be prohibited under the HFCAA, which would result in the delisting of our securities from the NYSE American.

Our WFOEs, consolidated VIEs and their subsidiaries in China are subject to restrictions on making dividends and other payments to us or any other affiliated company.

We are a holding company and may receive dividends paid by our subsidiaries established in China for our cash needs, including the funds necessary to pay dividends and other cash distributions to our shareholders to the extent we choose to do so, to service any debt we may incur and to pay our operating expenses. Our PRC subsidiaries’ income in turn depends on the service and other fees paid by the consolidated VIEs. Current PRC regulations permit our WFOEs in China to pay dividends to us only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, under the applicable requirements of PRC law, our PRC WFOEs, consolidated VIEs and their subsidiaries incorporated as companies may only distribute dividends after they have made allowances to fund certain statutory reserves. These reserves are not distributable as cash dividends.

In addition, under the Enterprise Income Tax Law of the PRC, which became effective on January 1, 2008 and its implementation rules, dividends paid to us by our PRC subsidiaries are subject to withholding tax. The withholding tax on dividends may be exempted or reduced by the PRC State Council. Currently, the withholding tax rate is 10% unless reduced or exempted by treaty between the PRC and the tax residence of the holder of the PRC subsidiary.

Furthermore, if our WFOEs, consolidated VIEs and their subsidiaries in China incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments to us. In addition, the PRC tax authorities may require our WFOEs, consolidated VIEs and their subsidiaries to adjust their taxable income under the contractual arrangements we currently have in place in a manner that would restrict our subsidiaries’ ability to pay dividends and make other distributions to us.

In addition, at the end of each fiscal year, each of the consolidated VIEs’ subsidiaries that are private schools in China is required to allocate a certain amount to its development fund for the construction or maintenance of the school or procurement or upgrade of educational equipment. In the case of a for-profit private school, this amount shall be no less than 10% of the audited annual net income of the school, while in the case of a non-profit private school, this amount shall be equivalent to no less than 10% of the audited annual increase in the non-restricted net assets of the school, if any. Pursuant to an amendment to the Law for Promoting Private Education on November 7, 2016, which went into effect on September 1, 2017, sponsors of for-profit private schools are entitled to retain the profits from their schools and the operating surplus may be allocated to the sponsors pursuant to the PRC company law and other relevant laws and regulations.

In addition, the PRC government imposes controls on the convertibility of the Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demands, we may not be able to pay dividends in foreign currencies to our shareholders.

To date, our PRC subsidiaries have not paid dividends to us out of their accumulated profits. In the near future, we do not expect to receive dividends from our PRC subsidiaries because the accumulated profits of these PRC subsidiaries are expected to be used for their own business or expansions. If we are unable to extract the earnings and profits of some of the consolidated schools and learning centers, it could have a material adverse effect on our liquidity and financial condition.

Restrictions on currency exchange may limit our ability to receive and use the revenues of the consolidated VIEs and their subsidiaries effectively.

Because substantially most of revenues of the consolidated VIEs and their subsidiaries is denominated in RMB, restrictions on currency exchange may limit our ability to use revenues generated in RMB to fund any business activities we may have outside China or to make dividend payments to our shareholders and ADS holders in U.S. dollars. The principal regulation governing foreign currency exchange in China is the Foreign Currency Administration Rules (1996), as amended. Under these rules, RMB is freely convertible for trade and service-related foreign exchange transactions, but not for direct investment, loan or investment in securities outside China unless the prior approval of SAFE is obtained. Although the PRC government regulations now allow greater convertibility of RMB for current account transactions, significant restrictions still remain. For example, foreign exchange transactions under our subsidiaries’ capital accounts, including principal payments in respect of foreign currency-denominated obligations, remain subject to significant foreign exchange controls. These limitations could affect our ability to obtain foreign exchange for capital expenditures. We cannot be certain that the PRC regulatory authorities will not impose more stringent restrictions on the convertibility of RMB, especially with respect to foreign exchange transactions.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the United States Securities and Exchange Commission (the “SEC”) utilizing a shelf registration process. Under this shelf registration process, we may sell from time to time up to $100,000,000 of any combination of the securities described in this prospectus.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information contained in this prospectus and any prospectus supplement, you should rely on the information contained in that particular prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information provided in this prospectus and the prospectus supplement, as well as the information incorporated by reference. We have not authorized anyone to provide you with additional or different information. We are not making an offer of these securities in any jurisdiction or state where the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any documents incorporated by reference herein or therein is accurate as of any date other than the date of the applicable document.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any applicable prospectus supplement, including the documents incorporated by reference herein and therein, may contain forward-looking statements that are based on our current expectations, assumptions, estimates and projections about us and our industry. All statements other than statements of historical fact in this prospectus are forward-looking statements. These forward-looking statements can be identified by words or phrases such as ‘‘may,’’ ‘‘will,’’ ‘‘expect,’’ ‘‘anticipate,’’ ‘‘estimate,’’ ‘‘plan,’’ ‘‘believe,’’ ‘‘is/are likely to’’ or other similar expressions. The forward-looking statements included in this prospectus relate to, among others:

•	Anticipated trends and challenges in the business and markets in which we, our WFOEs, consolidated VIEs and their subsidiaries operate;
•	The ability of us, our WFOEs, consolidated VIEs and their subsidiaries to anticipate market needs or develop new or enhanced services and products to meet those needs;
•	The ability of us, our WFOEs, consolidated VIEs and their subsidiaries to compete in our industry and innovation by our competitors;
•	The ability of us, our WFOEs, consolidated VIEs and their subsidiaries to protect our confidential information and intellectual property rights;
•	Risks associated with opening new learning centers and other strategic plans;
•	The need of us, our WFOEs, consolidated VIEs and their subsidiaries to obtain additional funding and our ability to obtain funding in the future on acceptable terms;
•	The impact on the business and results of operations arising from the defects in the real properties that we, our WFOEs, consolidated VIEs and their subsidiaries use;
•	The ability of us, our WFOEs, consolidated VIEs and their subsidiaries to create and maintain our positive brand awareness and brand loyalty;
•	The ability of us, our WFOEs, consolidated VIEs and their subsidiaries to manage growth; and
•	Economic and business conditions in China.

The forward-looking statements included in or incorporated by reference into this prospectus and any applicable prospectus supplement are subject to known and unknown risks, uncertainties and assumptions about our businesses and business environments. These statements reflect our current views with respect to future events and are not a guarantee of future performance. Actual results of our operations may differ materially from information contained in the forward-looking statements as a result of risk factors, some of which are described under “Risk Factors” in the documents incorporated by reference herein.

The forward-looking statements contained in or incorporated into this prospectus and any applicable prospectus supplement speak only as of the date of hereof or thereof or of such documents incorporated by reference or, if obtained from third-party studies or reports, the date of the corresponding study or report, and are expressly qualified in their entirety by the cautionary statements in this prospectus, any applicable prospectus supplement and the documents incorporated by reference herein and therein. Since we operate in an emerging and evolving environment and new risk factors and uncertainties emerge from time to time, you should not rely upon forward-looking statements as predictions of future events. Except as otherwise required by the securities laws of the United States, we undertake no obligation to update or revise any forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

Unless the applicable prospectus supplement states otherwise, the net proceeds from the sale of securities offered by the Company will be used for general corporate purposes, which may include additions to working capital, capital expenditures, financing of acquisitions and other business combinations, investments in or extensions of credit to our subsidiaries and the repayment of indebtedness.

CAPITALIZATION AND INDEBTEDNESS

Our capitalization and indebtedness will be set forth in a prospectus supplement to this prospectus or in a report on Form 6-K subsequently furnished to the SEC and specifically incorporated herein by reference.

DESCRIPTION OF ADSS AND CLASS A ORDINARY SHARES

A description of our Class A ordinary shares can be found in our Registration Statement on Form F-1, as amended, under the Securities Act of 1933, as amended (the “Securities Act”), as originally filed with the SEC on August 28, 2017 (Registration No. 333- 220207) under the heading “Description of Shares and Governing Documents – Sixth Amended and Restated Memorandum and Articles of Association — Ordinary Shares”, which description is incorporated by reference herein.

A description of our ADSs can be found in our Registration Statement on Form F-1, as amended, under the Securities Act of 1933, as amended (the “Securities Act”), as originally filed with the SEC on August 28, 2017 (Registration No. 333-220207) under the heading “Description of American Depositary Shares”, which description is incorporated by reference herein.

DESCRIPTION OF PREFERRED SHARES

A description of our preferred shares can be found in our Registration Statement on Form F-1, as amended, under the Securities Act of 1933, as amended (the “Securities Act”), as originally filed with the SEC on August 28, 2017 (Registration No. 333- 220207) under the heading “Description of Shares and Governing Documents – Sixth Amended and Restated Memorandum and Articles of Association — Preferred Shares”, which description is incorporated by reference herein.

As of the date of this prospectus, there are no outstanding shares of preferred shares of any series.

The material terms of any series of preferred shares that we offer, together with any material Cayman Islands or United States federal income tax considerations relating to such preferred shares, will be described in a prospectus supplement.

DESCRIPTION OF WARRANTS

The following summary of certain provisions of the warrants does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the warrant agreement that will be filed with the SEC in connection with the offering of such warrants.

General

We may issue warrants to purchase ordinary shares, including ordinary shares represented by ADSs, or debt securities. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

•	the title of such warrants;
•	the aggregate number of such warrants;
•	the price or prices at which such warrants will be issued and exercised;
•	the currency or currencies in which the price of such warrants will be payable;
•	the securities purchasable upon exercise of such warrants;
•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;
•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;
•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;
•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;
•	information with respect to book-entry procedures, if any;
•	any material Cayman Islands or United States federal income tax consequences;
•	the antidilution provisions of the warrants, if any; and
•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

Amendments and Supplements to Warrant Agreement

We and the warrant agent may amend or supplement the warrant agreement for a series of warrants without the consent of the holders of the warrants issued thereunder to effect changes that are not inconsistent with the provisions of the warrants and that do not materially and adversely affect the interests of the holders of the warrants.

DESCRIPTION OF SUBSCRIPTION RIGHTS

The following summary of certain provisions of the subscription rights does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the certificate evidencing the subscription rights that will be filed with the SEC in connection with the offering of such subscription rights.

General

We may issue subscription rights to purchase ordinary shares, including ordinary shares represented by ADSs, or debt securities. Subscription rights may be issued independently or together with any other offered security and may or may not be transferable by the person purchasing or receiving the subscription rights. In connection with any subscription rights offering to our shareholders, we may enter into a standby underwriting arrangement with one or more underwriters pursuant to which such underwriters will purchase any offered securities remaining unsubscribed for after such subscription rights offering. In connection with a subscription rights offering to our shareholders, we will distribute certificates evidencing the subscription rights and a prospectus supplement to our shareholders on the record date that we set for receiving subscription rights in such subscription rights offering.

The applicable prospectus supplement will describe the following terms of subscription rights in respect of which this prospectus is being delivered:

•	the title of such subscription rights;
•	the securities for which such subscription rights are exercisable;
•	the exercise price for such subscription rights;
•	the number of such subscription rights issued to each shareholder;
•	the extent to which such subscription rights are transferable;
•	if applicable, a discussion of the material Cayman Islands or United States federal income tax considerations applicable to the issuance or exercise of such subscription rights;
•	the date on which the right to exercise such subscription rights shall commence, and the date on which such rights shall expire (subject to any extension);
•	the extent to which such subscription rights include an over-subscription privilege with respect to unsubscribed securities;
•	if applicable, the material terms of any standby underwriting or other purchase arrangement that we may enter into in connection with the subscription rights offering; and
•	any other terms of such subscription rights, including terms, procedures and limitations relating to the exchange and exercise of such subscription rights.

Exercise of Subscription Rights

Each subscription right will entitle the holder of the subscription right to purchase for cash such amount of securities at such exercise price as shall be set forth in, or be determinable as set forth in, the prospectus supplement relating to the subscription rights offered thereby. Subscription rights may be exercised at any time up to the close of business on the expiration date for such subscription rights set forth in the prospectus supplement. After the close of business on the expiration date, all unexercised subscription rights will become void.

Subscription rights may be exercised as set forth in the prospectus supplement relating to the subscription rights offered thereby. Upon receipt of payment and the subscription rights certificate properly completed and duly executed at the corporate trust office of the subscription rights agent or any other office indicated in the prospectus supplement, we will forward, as soon as practicable, the ordinary shares purchasable upon such exercise. We may determine to offer any unsubscribed offered securities directly to persons other than shareholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby underwriting arrangements, as set forth in the applicable prospectus supplement.

DESCRIPTION OF UNITS

The following summary of certain provisions of the units does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the certificate evidencing the units that will be filed with the SEC in connection with the offering of such units.

We may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder, with the rights and obligations of a holder, of each security included in the unit. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date or upon the occurrence of a specified event or occurrence.

The applicable prospectus supplement will describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•      any unit agreement under which the units will be issued;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•      whether the units will be issued in fully registered or global form.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities from time to time in one or more series, under one or more indentures, each dated as of a date on or prior to the issuance of the debt securities to which it relates. We may issue senior debt securities and subordinated debt securities pursuant to separate indentures, a senior indenture and a subordinated indenture, respectively, in each case between us and the trustee named in the indenture. We have filed forms of these documents as exhibits to the registration statement, of which this prospectus forms a part. The senior indenture and the subordinated indenture, as amended or supplemented from time to time, are sometimes referred to individually as an “indenture” and collectively as the “indentures.” Each indenture will be subject to and governed by the Trust Indenture Act and will be construed in accordance with and governed by the internal laws of the State of New York. The aggregate principal amount of debt securities which may be issued under each indenture will be unlimited and each indenture will contain the specific terms of any series of debt securities or provide that those terms must be set forth in or determined pursuant to, an authorizing resolution, as defined in the applicable prospectus supplement, and/or a supplemental indenture, if any, relating to such series. Our debt securities may be convertible or exchangeable into any of our equity or other debt securities.

Our statements below relating to the debt securities and the indentures are summaries of their anticipated provisions, are not complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the applicable indenture and any applicable Cayman Islands or United States federal income tax considerations as well as any applicable modifications of or additions to the general terms described below in the applicable prospectus supplement or supplemental indenture. For a description of the terms of a particular issue of debt securities, reference must be made to both the related prospectus supplement and to the following description.

General

Neither indenture limits the amount of debt securities which may be issued. The debt securities may be issued in one or more series. The senior debt securities will be unsecured and will rank on a parity with all of our other unsecured and unsubordinated indebtedness. Each series of subordinated debt securities will be unsecured and subordinated to all present and future senior indebtedness. Any such debt securities will be described in an accompanying prospectus supplement.

You should read the applicable indenture and subsequent filings relating to the particular series of debt securities for the following terms of the offered debt securities:

•	the designation, aggregate principal amount and authorized denominations;
•	the issue price, expressed as a percentage of the aggregate principal amount;
•	the maturity date;
•	the interest rate per annum, if any;
•	if the offered debt securities provide for interest payments, the date from which interest will accrue, the dates on which interest will be payable, the date on which payment of interest will commence and the regular record dates for interest payment dates;
•	any optional or mandatory sinking fund provisions or exchangeability provisions;
•	the terms and conditions upon which conversion of any convertible debt securities may be effected, including the conversion price, the conversion period and other conversion provisions;
•	the date, if any, after which and the price or prices at which the offered debt securities may be optionally redeemed or must be mandatorily redeemed and any other terms and provisions of optional or mandatory redemptions;
•	if other than denominations of $1,000 and any integral multiple thereof, the denominations in which offered debt securities of the series will be issuable;

•	if other than the full principal amount, the portion of the principal amount of offered debt securities of the series which will be payable upon acceleration or provable in bankruptcy;
•	any events of default not set forth in this prospectus;
•	the currency or currencies, including composite currencies, in which principal, premium and interest will be payable, if other than the currency of the United States of America;
•	if principal, premium or interest is payable, at our election or at the election of any holder, in a currency other than that in which the offered debt securities of the series are stated to be payable, the period or periods within which, and the terms and conditions upon which, the election may be made;
•	whether interest will be payable in cash or additional securities at our or the holder’s option and the terms and conditions upon which the election may be made;
•	if denominated in a currency or currencies other than the currency of the United States of America, the equivalent price in the currency of the United States of America for purposes of determining the voting rights of holders of those debt securities under the applicable indenture;
•	if the amount of payments of principal, premium or interest may be determined with reference to an index, formula or other method based on a coin or currency other than that in which the offered debt securities of the series are stated to be payable, the manner in which the amounts will be determined;
•	any restrictive covenants or other material terms relating to the offered debt securities;
•	whether the offered debt securities will be issued in the form of global securities or certificates in registered or bearer form;
•	any terms with respect to subordination;
•	any listing on any securities exchange or quotation system; and
•	additional provisions, if any, related to defeasance and discharge of the offered debt securities.

Subsequent filings may include additional terms not listed above. Unless otherwise indicated in subsequent filings with the Commission relating to the indenture, principal, premium and interest will be payable and the debt securities will be transferable at the corporate trust office of the applicable trustee. Unless other arrangements are made or set forth in subsequent filings or a supplemental indenture, principal, premium and interest will be paid by checks mailed to the holders at their registered addresses.

Unless otherwise indicated in subsequent filings with the Commission, the debt securities will be issued only in fully registered form without coupons, in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with these debt securities.

Some or all of the debt securities may be issued as discounted debt securities to be sold at a substantial discount below the stated principal amount. Cayman Islands or United States federal income tax consequences and other special considerations applicable to any discounted securities will be described in subsequent filings with the Commission relating to those securities.

We refer you to applicable subsequent filings with respect to any deletions or additions or modifications from the description contained in this prospectus.

Senior Debt

We may issue senior debt securities under the senior debt indenture. These senior debt securities will rank on an equal basis with all our other unsecured debt except subordinated debt.

Subordinated Debt

We may issue subordinated debt securities under the subordinated debt indenture. Subordinated debt will rank subordinate and junior in right of payment, to the extent set forth in the subordinated debt indenture, to all our senior debt (both secured and unsecured).

In general, the holders of all senior debt are first entitled to receive payment of the full amount unpaid on senior debt before the holders of any of the subordinated debt securities are entitled to receive a payment on account of the principal or interest on the indebtedness evidenced by the subordinated debt securities in certain events.

If we default in the payment of any principal of, or premium, if any, or interest on any senior debt when it becomes due and payable after any applicable grace period, then, unless and until the default is cured or waived or ceases to exist, we cannot make a payment on account of or redeem or otherwise acquire the subordinated debt securities.

If there is any insolvency, bankruptcy, liquidation or other similar proceeding relating to us, then all senior debt must be paid in full before any payment may be made to any holders of subordinated debt securities.

Furthermore, if we default in the payment of the principal of and accrued interest on any subordinated debt securities that is declared due and payable upon an event of default under the subordinated debt indenture, holders of all our senior debt will first be entitled to receive payment in full in cash before holders of such subordinated debt can receive any payments.

Senior debt means:

•	the principal, premium, if any, interest and any other amounts owing in respect of our indebtedness for money borrowed and indebtedness evidenced by securities, notes, debentures, bonds or other similar instruments issued by us, including the senior debt securities or letters of credit;

•	all capitalized lease obligations;

•	all hedging obligations;

•	all obligations representing the deferred purchase price of property; and

•	all deferrals, renewals, extensions and refundings of obligations of the type referred to above;

but senior debt does not include:

•	subordinated debt securities; and

•	any indebtedness that by its terms is subordinated to, or ranks on an equal basis with, our subordinated debt securities.

Covenants

Under the terms of the indenture, we covenant, among other things:

•	that we will duly and punctually pay the principal of and interest, if any, on the offered debt securities in accordance with the terms of such debt securities and the applicable indenture;

•	that we will deliver to the trustee after the end of each fiscal year a compliance certificate as to whether we have kept, observed, performed and fulfilled our obligations and each and every covenant contained under the applicable indenture;

Any series of offered debt securities may have covenants in addition to or differing from those included in the applicable indenture which will be described in subsequent filings prepared in connection with the offering of such securities, limiting or restricting, among other things:

•	the ability of us or our subsidiaries to incur either secured or unsecured debt, or both;

•	the ability to make certain payments, dividends, redemptions or repurchases;

•	our ability to create dividend and other payment restrictions affecting our subsidiaries;

•	our ability to make investments;

•	mergers and consolidations by us or our subsidiaries;

•	sales of assets by us;

•	our ability to enter into transactions with affiliates;

•	our ability to incur liens; and

•	sale and leaseback transactions.

Modification of the Indentures

Each indenture and the rights of the respective holders may be modified by us only with the consent of holders of not less than a majority in aggregate principal amount of the outstanding debt securities of all series under the respective indenture affected by the modification, taken together as a class, other than any modification to:

•	cure ambiguities, defects or inconsistencies;

•	add to the covenants, restrictions or events of default;

•	provide for a successor obligor under the relevant indenture; and

•	make any other change that does not adversely affect the rights of holder.

No modification that:

•	changes the amount of securities whose holders must consent to an amendment, supplement or waiver;

•	extends the fixed maturity of any debt securities, or reduces the principal amount thereof, or reduces the rate or extend the time of payment of interest thereon, or reduce any premium payable upon the redemption thereof;

will be effective against any holder without his, her or its consent.

Events of Default

Each indenture defines an event of default for the debt securities of any series as being any one of the following events:

•	default in any payment of interest when due which continues for 90 days;
•	default in any payment of principal or premium at maturity;
•	default in the deposit of any sinking fund payment when due;
•	default in the performance of any covenant in the debt securities or the applicable indenture which continues for 90 days after we receive notice of the default;
•	events of bankruptcy, insolvency or reorganization.

An event of default of one series of debt securities does not necessarily constitute an event of default with respect to any other series of debt securities.

There may be such other or different events of default as described in an applicable subsequent filing with respect to any class or series of offered debt securities.

In case an event of default occurs and continues for the debt securities of any series, the applicable trustee or the holders of not less than 25% in aggregate principal amount of the debt securities then outstanding of that series may declare the principal and accrued but unpaid interest of the debt securities of that series to be due and payable. Any event of default for the debt securities of any series which has been cured may be waived by the holders of a majority in aggregate principal amount of the debt securities of that series then outstanding.

Each indenture requires us to file annually after debt securities are issued under that indenture with the applicable trustee a written statement signed by two of our officers as to the absence of material defaults under the terms of that indenture. Each indenture provides that the applicable trustee may withhold notice to the holders of any default if it considers it in the interest of the holders to do so, except notice of a default in payment of principal, premium or interest.

Subject to the duties of the trustee in case an event of default occurs and continues, each indenture provides that the trustee is under no obligation to exercise any of its rights or powers under that indenture at the request, order or direction of holders unless the holders have offered to the trustee reasonable indemnity. Subject to these provisions for indemnification and the rights of the trustee, each indenture provides that the holders of a majority in principal amount of the debt securities of any series then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee as long as the exercise of that right does not conflict with any law or the indenture.

Defeasance and Discharge

The terms of each indenture provide us with the option to be discharged from any and all obligations in respect of the debt securities issued thereunder upon the deposit with the trustee, in trust, of money or U.S. government obligations, or both, which through the payment of interest and principal in accordance with their terms will provide money in an amount sufficient to pay any installment of principal, premium and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of the payments in accordance with the terms of the debt securities and the indenture governing the debt securities. This right may only be exercised if, among other things, we have received from, or there has been published by, the United States Internal Revenue Service a ruling to the effect that such a discharge will not be deemed, or result in, a taxable event with respect to holders. This discharge would not apply to our obligations to register the transfer or exchange of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and hold moneys for payment in trust.

Defeasance of Certain Covenants

The terms of the debt securities provide us with the right not to comply with specified covenants and that specified events of default described in a subsequent filing will not apply. In order to exercise this right, we will be required to deposit with the trustee money or U.S. government obligations, or both, which through the payment of interest and principal will provide money in an amount sufficient to pay principal, premium, if any, and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of such payments in accordance with the terms of the debt securities and the indenture governing such debt securities. We will also be required to deliver to the trustee an opinion of counsel to the effect that the deposit and related covenant defeasance will not cause the holders of such series to recognize income, gain or loss for federal income tax purposes.

A subsequent filing may further describe the provisions, if any, of any particular series of offered debt securities permitting a discharge defeasance.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depository identified in an applicable subsequent filing and registered in the name of the depository or a nominee for the depository. In such a case, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding debt securities of the series to be represented by the global security or securities. Unless and until it is exchanged in whole or in part for debt securities in definitive certificated form, a global security may not be transferred except as a whole by the depository for the global security to a nominee of the depository or by a nominee of the depository to the depository or another nominee of the depository or by the depository or any nominee to a successor depository for that series or a nominee of the successor depository and except in the circumstances described in an applicable subsequent filing.

We expect that the following provisions will apply to depository arrangements for any portion of a series of debt securities to be represented by a global security. Any additional or different terms of the depository arrangement will be described in an applicable subsequent filing.

Upon the issuance of any global security, and the deposit of that global security with or on behalf of the depository for the global security, the depository will credit, on its book-entry registration and transfer system, the principal amounts of the debt securities represented by that global security to the accounts of institutions that have accounts with the depository or its nominee. The accounts to be credited will be designated by the underwriters or agents engaging in the distribution of the debt securities or by us, if the debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to participating institutions or persons that may hold interests through such participating institutions. Ownership of beneficial interests by participating institutions in the global security will be shown on, and the transfer of the beneficial interests will be effected only through, records maintained by the depository for the global security or by its nominee. Ownership of beneficial interests in the global security by persons that hold through participating institutions will be shown on, and the transfer of the beneficial interests within the participating institutions will be effected only through, records maintained by those participating institutions. The laws of some jurisdictions may require that purchasers of securities take physical delivery of the securities in certificated form. The foregoing limitations and such laws may impair the ability to transfer beneficial interests in the global securities.

So long as the depository for a global security, or its nominee, is the registered owner of that global security, the depository or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture. Unless otherwise specified in an applicable subsequent filing and except as specified below, owners of beneficial interests in the global security will not be entitled to have debt securities of the series represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of debt securities of the series in certificated form and will not be considered the holders thereof for any purposes under the indenture. Accordingly, each person owning a beneficial interest in the global security must rely on the procedures of the depository and, if such person is not a participating institution, on the procedures of the participating institution through which the person owns its interest, to exercise any rights of a holder under the indenture.

The depository may grant proxies and otherwise authorize participating institutions to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the applicable indenture. We understand that, under existing industry practices, if we request any action of holders or any owner of a beneficial interest in the global security desires to give any notice or take any action a holder is entitled to give or take under the applicable indenture, the depository would authorize the participating institutions to give the notice or take the action, and participating institutions would authorize beneficial owners owning through such participating institutions to give the notice or take the action or would otherwise act upon the instructions of beneficial owners owning through them.

Unless otherwise specified in applicable subsequent filings, payments of principal, premium and interest on debt securities represented by a global security registered in the name of a depository or its nominee will be made by us to the depository or its nominee, as the case may be, as the registered owner of the global security.

We expect that the depository for any debt securities represented by a global security, upon receipt of any payment of principal, premium or interest, will credit participating institutions’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of the depository. We also expect that payments by participating institutions to owners of beneficial interests in the global security held through those participating institutions will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in street name, and will be the responsibility of those participating institutions. None of us, the trustees or any agent of ours or the trustees will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to those beneficial interests.

Unless otherwise specified in the applicable subsequent filings, a global security of any series will be exchangeable for certificated debt securities of the same series only if:

•	the depository for such global securities notifies us that it is unwilling or unable to continue as depository or such depository ceases to be a clearing agency registered under the Exchange Act and, in either case, a successor depository is not appointed by us within 90 days after we receive the notice or become aware of the ineligibility;

•	we in our sole discretion determine that the global securities shall be exchangeable for certificated debt securities; or

•	there shall have occurred and be continuing an event of default under the applicable indenture with respect to the debt securities of that series.

Upon any exchange, owners of beneficial interests in the global security or securities will be entitled to physical delivery of individual debt securities in certificated form of like tenor and terms equal in principal amount to their beneficial interests, and to have the debt securities in certificated form registered in the names of the beneficial owners, which names are expected to be provided by the depository’s relevant participating institutions to the applicable trustee.

In the event that the Depository Trust Company, or DTC, acts as depository for the global securities of any series, the global securities will be issued as fully registered securities registered in the name of Cede & Co., DTC’s partnership nominee or such other name as may be requested by an authorized representative of DTC.

DTC, the world’s largest securities depository, is a limited-purpose trust company under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a clearing agency registered pursuant to Section 17A of the Securities Exchange Act of 1934. DTC holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments (from over 100 countries) that DTC’s participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transaction sin depositaries securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Company (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). DTC has a Standard & Poor’s rating of AA+. The DTC Rules applicable to its Participants are on file with the Securities and Exchange Commission. More information about DTC can be found at www.dtcc.com.

Purchases of Securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the Securities on DTC’s records. The ownership interest of each actual purchaser of each Security (“Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Securities are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Securities, except in the event that use of the book-entry system for the Securities is discontinued.

To facilitate subsequent transfers, all Securities deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of Securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Securities; DTC’s records reflect only the identity of the Direct Participants to whose accounts such Securities are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial Owners of Securities may wish to take certain steps to augment the transmission to them of notices of significant events with respect to the Securities, such as redemptions, tenders, defaults, and proposed amendments to the Security documents. For example, Beneficial Owners of Securities may wish to ascertain that the nominee holding the Securities for their benefit has agreed to obtain and transmit notices to Beneficial Owners. In the alternative, Beneficial Owners may wish to provide their names and addresses to the registrar and request that copies of notices be provided directly to them.

Redemption notices shall be sent to DTC. If less than all of the Securities within an issue are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to Securities unless authorized by a Direct Participant in accordance with DTC’s MMI Procedures. Under its usual procedures, DTC mails an Omnibus Proxy to Issuer as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

Redemption proceeds, distributions, and dividend payments on the Securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from Issuer or Agent, on payable date in accordance with their respective holdings shown on DTC’s records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such Participant and not of DTC, Agent, or Issuer, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions, and dividend payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of Issuer or Agent, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

DTC may discontinue providing its services as depository with respect to the Securities at any time by giving reasonable notice to Issuer or Agent. Under such circumstances, in the event that a successor depository is not obtained, Security certificates are required to be printed and delivered.

Issuer may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository). In that event, Security certificates will be printed and delivered to DTC.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for its accuracy.

PLAN OF DISTRIBUTION

We may offer and sell, from time to time, some or all of the securities covered by this prospectus up to an aggregate public offering price of $100,000,000. We have registered the securities covered by this prospectus for offer and sale by us so that those securities may be freely sold to the public by us. Registration of the securities covered by this prospectus does not mean, however, that those securities necessarily will be offered or sold.

Securities covered by this prospectus may be sold from time to time, in one or more transactions, at market prices prevailing at the time of sale, at prices related to market prices, at a fixed price or prices subject to change, at varying prices determined at the time of sale or at negotiated prices. The securities being offered by this prospectus may be sold:

•	through agents;
•	to or through one or more underwriters on a firm commitment or agency basis;
•	through put or call option transactions relating to the securities;
•	through broker-dealers (acting as agent or principal);
•	directly to purchasers, through a specific bidding or auction process, on a negotiated basis or otherwise;
•	through any other method permitted pursuant to applicable law; or
•	through a combination of any such methods of sale.

At any time a particular offer of the securities covered by this prospectus is made, a revised prospectus or prospectus supplement, if required, will be distributed which will set forth the aggregate amount of securities covered by this prospectus being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents, any discounts, commissions, concessions and other items constituting compensation from us and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Such prospectus supplement, and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the securities covered by this prospectus. In order to comply with the securities laws of certain states, if applicable, the securities sold under this prospectus may only be sold through registered or licensed broker-dealers. In addition, in some states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from registration or qualification requirements is available and is complied with.

Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

The distribution of securities may be effected from time to time in one or more transactions, including block transactions and transactions on the NYSE American or any other organized market where the securities may be traded. The securities may be sold at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to the prevailing market prices or at negotiated prices. The consideration may be cash or another form negotiated by the parties. Agents, underwriters or broker-dealers may be paid compensation for offering and selling the securities. That compensation may be in the form of discounts, concessions or commissions to be received from us or from the purchasers of the securities. Any dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts. If any such dealers or agents were deemed to be underwriters, they may be subject to statutory liabilities under the Securities Act.

Agents may from time to time solicit offers to purchase the securities. If required, we will name in the applicable prospectus supplement any agent involved in the offer or sale of the securities and set forth any compensation payable to the agent. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment. Any agent selling the securities covered by this prospectus may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities.

If underwriters are used in a sale, securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale, or under delayed delivery contracts or other contractual commitments. Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. If an underwriter or underwriters are used in the sale of securities, an underwriting agreement will be executed with the underwriter or underwriters, as well as any other underwriter or underwriters, with respect to a particular underwritten offering of securities, and will set forth the terms of the transactions, including compensation of the underwriters and dealers and the public offering price, if applicable. The prospectus and prospectus supplement will be used by the underwriters to resell the securities.

If a dealer is used in the sale of the securities, we or an underwriter will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. To the extent required, we will set forth in the prospectus supplement the name of the dealer and the terms of the transactions.

We may directly solicit offers to purchase the securities and may make sales of securities directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. To the extent required, the prospectus supplement will describe the terms of any such sales, including the terms of any bidding or auction process, if used.

Agents, underwriters and dealers may be entitled under agreements which may be entered into with us to indemnification by us against specified liabilities, including liabilities incurred under the Securities Act, or to contribution by us to payments they may be required to make in respect of such liabilities. If required, the prospectus supplement will describe the terms and conditions of the indemnification or contribution. Some of the agents, underwriters or dealers, or their affiliates may be customers of, engage in transactions with or perform services for us, our subsidiaries, or their affiliates.

Under the securities laws of some jurisdictions, the securities offered by this prospectus may be sold in those jurisdictions only through registered or licensed brokers or dealers.

Any person participating in the distribution of securities registered under the registration statement that includes this prospectus will be subject to applicable provisions of the Exchange Act, and the applicable SEC rules and regulations, including, among others, Regulation M, which may limit the timing of purchases and sales of any of our securities by that person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our securities to engage in market-making activities with respect to our securities. These restrictions may affect the marketability of our securities and the ability of any person or entity to engage in market-making activities with respect to our securities.

Certain persons participating in an offering may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids that stabilize, maintain or otherwise affect the price of the offered securities. These activities may maintain the price of the offered securities at levels above those that might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids, each of which is described below.

•	A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security.

•	A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering.

•	A penalty bid means an arrangement that permits the managing underwriter to reclaim a selling concession from a syndicate member in connection with the offering when offered securities originally sold by the syndicate member are purchased in syndicate covering transactions.

These transactions may be effected on an exchange or automated quotation system, if the securities are listed on that exchange or admitted for trading on that automated quotation system, or in the over-the-counter market or otherwise.

If so indicated in the applicable prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase offered securities from us at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of such contracts.

In addition, ADSs and ordinary shares may be issued upon conversion of or in exchange for debt securities or other securities.

Each series of offered securities, other than the ADSs and ordinary shares, will be a new issue of securities and will have no established trading market. Any underwriters to whom offered securities are sold for public offering and sale may make a market in such offered securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The offered securities may or may not be listed on a national securities exchange. No assurance can be given that there will be a market for the offered securities.

Any securities that qualify for sale pursuant to Rule 144 or Regulation S under the Securities Act may be sold under Rule 144 or Regulation S rather than pursuant to this prospectus.

To the extent that we make sales to or through one or more underwriters or agents in at-the-market offerings, we will do so pursuant to the terms of a distribution agreement between us and the underwriters or agents. If we engage in at-the-market sales pursuant to a distribution agreement, we will offer and sell our securities to or through one or more underwriters or agents, which may act on an agency basis or on a principal basis. During the term of any such agreement, we may sell securities on a daily basis in exchange transactions or otherwise as we agree with the underwriters or agents. The distribution agreement will provide that any securities sold will be sold at prices related to the then prevailing market prices for our securities. Therefore, exact figures regarding proceeds that will be raised or commissions to be paid cannot be determined at this time and will be described in a prospectus supplement. Pursuant to the terms of the distribution agreement, we also may agree to sell, and the relevant underwriters or agents may agree to solicit offers to purchase, blocks of our ADSs or ordinary shares or other securities. The terms of each such distribution agreement will be set forth in more detail in a prospectus supplement to this prospectus.

In connection with offerings made through underwriters or agents, we may enter into agreements with such underwriters or agents pursuant to which we receive our outstanding securities in consideration for the securities being offered to the public for cash. In connection with these arrangements, the underwriters or agents may also sell securities covered by this prospectus to hedge their positions in these outstanding securities, including in short sale transactions. If so, the underwriters or agents may use the securities received from us under these arrangements to close out any related open borrowings of securities.

One or more firms, referred to as “remarketing firms,” may also offer or sell the securities, if the prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for us. These remarketing firms will offer or sell the securities in accordance with a redemption or repayment pursuant to the terms of the securities. The prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket. Remarketing firms may be entitled under agreements that may be entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

We may enter into derivative transactions with third parties or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, such third parties (or affiliates of such third parties) may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, such third parties (or affiliates of such third parties) may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of shares, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of shares. The third parties (or affiliates of such third parties) in such sale transactions will be underwriters and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

We may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus. Such financial institution or third party may transfer its short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus or in connection with a simultaneous offering of other securities offered by this prospectus.

EXPENSES

The following table sets forth an estimate of the fees and expenses relating to the issuance and distribution of the securities being registered hereby, all of which shall be borne by the Company. All of such fees and expenses, except for the SEC registration fee, are estimated.

SEC registration fee		$9,270
FINRA fees		$15,500
Transfer agent’s fees and expenses	$	*
Legal fees and expenses	$	*
Printing fees and expenses	$	*
Accounting fees and expenses	$	*
Miscellaneous fees and expenses	$	*
Total	$	*

*	To be provided by a prospectus supplement or as an exhibit to a Report on Form 6-K that is incorporated by reference into this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We incorporate by reference the filed documents listed below, except as superseded, supplemented or modified by this prospectus:

•	our Annual Report on Form 20-F for the fiscal year ended December 31, 2021, filed with the SEC on May 2, 2022;
•	A description of our Class A ordinary shares can be found in our Registration Statement on Form F-1, as amended, under the Securities Act of 1933, as amended (the “Securities Act”), as originally filed with the SEC on August 28, 2017 (Registration No. 333-220207) under the heading “Description of Shares and Governing Documents – Sixth Amended and Restated Memorandum and Articles of Association — Ordinary Shares”;
•	any Form 20-F filed with the SEC after the date of the initial filing of this registration statement and prior to effectiveness of the registration statement that contains this prospectus and prior to the termination of this offering of securities; and
•	any Report on Form 6-K submitted to the SEC after the date of the initial filing of this registration statement and prior to effectiveness of the registration statement that contains this prospectus and prior to the termination of this offering of securities, but only to the extent that the forms expressly state that we incorporate them by reference in this prospectus.

Potential investors, including any beneficial owner, may obtain a copy of any of the documents summarized herein (subject to certain restrictions because of the confidential nature of the subject matter) or any of our SEC filings incorporated by reference herein without charge by written request directed to 12th Floor, Tower 1, Financial Street, Chang’an Center, Shijingshan District, Beijing, PRC.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in a subsequently filed document incorporated by reference herein, modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this prospectus.

INDEMNIFICATION

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against fraud or willful default or the consequences of committing a crime. Our Sixth Amended and Restated Memorandum and Articles of Association provides for indemnification of our officers and directors against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, which they or any of them may incur as a result of any act or failure to act in carrying out their functions except through their own actual fraud, or willful default which may attach to such directors or officers as determined by a court of competent jurisdiction.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

LEGAL MATTERS

The validity of the debt securities, warrants, subscription rights and units and legal matters as to United States and New York law has been passed upon for us by Loeb & Loeb LLP. The validity of the ordinary shares and preferred shares and legal matters as to Cayman Islands law has been passed upon for us by Walkers (Hong Kong). Certain legal matters as to the PRC law have been passed upon for us by Beijing Jincheng Tongda & Neal Law Firm.

EXPERTS

The consolidated financial statements of Ambow Education Holding Ltd. as of December 31, 2020 and 2021, and for each of the years in the three-year period ended December 31, 2021 incorporated in this prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2021, have been in reliance upon the report of Marcum Bernstein & Pinchuk LLP, an independent registered public accounting firm, and on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-3 under the Securities Act with respect to the offer and sale of securities pursuant to this prospectus. This prospectus, filed as a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules thereto in accordance with the rules and regulations of the SEC and no reference is hereby made to such omitted information. Statements made in this prospectus concerning the contents of any contract, agreement or other document filed as an exhibit to the registration statement are summaries of all of the material terms of such contract, agreement or document, but do not repeat all of their terms. Reference is made to each such exhibit for a more complete description of the matters involved and such statements shall be deemed qualified in their entirety by such reference. The registration statement and the exhibits and schedules thereto filed with the SEC may be obtained from the SEC’s website that contains reports, proxy and information statements and other information regarding registrants that file electronically through the SEC’s Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system, including the Company, which can be accessed at http://www.sec.gov. For further information pertaining to the securities offered by this prospectus and Ambow, reference is made to the registration statement.

We furnish reports and other information to the SEC. You may read and copy any document we furnish at the website of the SEC referred to above. Our file number with the SEC is 001-34824.

$100,000,000

ADSs

Class A Ordinary Shares

Preferred Shares

Warrants

Subscription Rights

Debt Securities

Units

PROSPECTUS

, 2022

PART II INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against fraud or willful default or the consequences of committing a crime. Our Sixth Amended and Restated Memorandum and Articles of Association provides for indemnification of our officers and directors against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, which they or any of them may incur as a result of any act or failure to act in carrying out their functions except through their own actual fraud, or willful default which may attach to such directors or officers as determined by a court of competent jurisdiction.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Item 9. Exhibits

Exhibit No.	Description
1.1	Form of Equity Securities Underwriting Agreement *
1.2	Form of Debt Securities Underwriting Agreement *
3.1	Sixth Amended and Restated Memorandum and Articles of Association of the Company (incorporated by reference to Exhibit 99.1 of Report of Foreign Issuer on Form 6-K filed with the SEC on June 4, 2015)
4.1	Form of the Company’s American Depositary Receipt (incorporated by reference to Exhibit (a) to the registration statement on Form F-6 (File No. 333-168238), initially filed with the SEC on July 21, 2010 (the “F-6 Registration Statement”))
4.2	Form of the Company’s Class A Ordinary Share Certificate (incorporated by reference to Exhibit 4.2 to the registrant’s Registration Statement on Form F-1 (Registration No. 333-168096), originally filed with the SEC on July 21, 2010)
4.3	Form of Deposit Agreement among the Company, the depositary and holders of the American Depositary Receipts (incorporated by reference to Exhibit (a) of the F-6 Registration Statement)
4.4	Certificate of Designation for Preferred Shares *
4.5	Specimen Warrant Certificate *
4.6	Form of Warrant Agreement *
4.7	Form of Subscription Rights Agreement *
4.8	Form of Subscription Rights Certificate *
4.9	Form of Senior Debt Securities Indenture **
4.10	Form of Subordinated Debt Securities Indenture **
4.11	Specimen Unit Certificate *
5.1	Opinion of Walkers (Hong Kong) ***
5.2	Opinion of Loeb & Loeb LLP ***
23.1	Consent of Walkers (Hong Kong) (included in Exhibit 5.1) ***
23.2	Consent of Loeb & Loeb LLP (included in Exhibit 5.2) ***
23.3	Consent of Beijing Jincheng Tongda & Neal Law Firm
23.4	Consent of Marcum Bernstein & Pinchuk LLP
24.1	Power of Attorney ***
25.1	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of the Trustee under the Senior Debt Securities Indenture *
25.2	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of the Trustee under the Subordinated Debt Securities Indenture *
99.1	Opinion of Beijing Jincheng Tongda & Neal Law Firm
107	Filing Fees Table ***

*	To be filed as an exhibit to a post-effective amendment to this registration statement or as an exhibit to a report filed or furnished pursuant to the Exchange Act of the Registrant and incorporated herein by reference.

**	Incorporated by reference to Exhibits 4.9 and 4.10, respectively, to the Registration Statement on Form F-3 (File No. 333-231273), filed with the SEC on May 8, 2019.

***	Previously filed.

Item 10. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(6)	That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	The undersigned Registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post- effective amendment will be filed to set forth the terms of such offering.

(d)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person of the Registrant in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(e)	The undersigned Registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act (“Act”) in accordance with the rules and regulations prescribed by the SEC under section 305(b)(2) of the Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3/A and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beijing, China, on August 12, 2022.

AMBOW EDUCATION HOLDING LTD

By:	/s/ Dr. Jin Huang
Name: Dr. Jin Huang
Title: Chairman and Chief Executive Officer

By:	/s/ Kia Jing Tan
Name: Kia Jing Tan
Title: Chief Financial Officer

Signature	Title	Date

/s/ Dr. Jin Huang	Chairman and Chief Executive Officer and Director	August 12, 2022
Dr. Jin Huang	(principal executive officer)

/s/ Kia Jing Tan	Chief Financial Officer	August 12, 2022
Kia Jing Tan	(principal accounting and financial officer)

* Yanhui Ma	Director	August 12, 2022

* Yigong Justin Chen	Director	August 12, 2022

* Ping Wu	Director	August 12, 2022

/s/ Dr. Jin Huang
Dr. Jin Huang Attorney-in-Fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Ambow Education Holding Ltd., has signed this registration statement or amendment thereto in New York, New York on August 12, 2022.

Authorized U.S. Representative

LOEB & LOEB LLP

By:	/s/ Mitchell S. Nussbaum
Name: Mitchell S. Nussbaum
Title: Partner